                                                                    EXHIBIT 10.2

                          SECOND AMENDED AND RESTATED
                          REVOLVING CREDIT AGREEMENT

     This SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, amended and restated as of March 13, 1998 is by and among (a) TRICO MARINE OPERATORS, INC. ("Marine Operators"), a Louisiana corporation having its principal place of business and chief executive office at 250 North American Court, Houma, Louisiana 70363, TRICO MARINE ASSETS, INC. ("Marine Assets"), a Delaware corporation having its principal place of business and chief executive office at 250 North American Court, Houma, Louisiana 70363 (each of Marine Operators and Marine Assets, a "Borrower", and, collectively, the "Borrowers"), (b) TRICO MARINE SERVICES, INC. (the "Parent"), a Delaware corporation having its principal place of business and chief executive office at 250 North American Court, Houma, Louisiana 70363, (c) the financial institutions listed on Schedule
1.1 hereto and such other financial institutions as may become parties to this Agreement from time to time in accordance with the terms hereof, and (d) BANKBOSTON, N.A. as agent for itself and such financial institutions (the "Agent").

     WHEREAS, pursuant to an Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 1, 1997 (the "Existing Credit Agreement") among Marine Operators, Marine Assets, the Parent, Saevik Shipping AS, a Norwegian limited liability company having its registered office at Fosnavag, Norway ("Saevik Shipping"), Trico Marine International Holdings B.V., a private company with limited liability under the laws of the Netherlands having its registered office at Rotterdam, the Netherlands ("Trico B.V."), the banks party thereto (the "Existing Banks") and the Agent, the Existing Banks and the Agent have made loans to, and otherwise extended credit to Marine Operators, Marine Assets and Trico B.V.;

     WHEREAS, Saevik Shipping is not a party to the Existing Credit Agreement although it was intended that Saevik Shipping would become a party thereto and would be extended Loans thereunder;

     WHEREAS, Trico B.V. has no Outstanding Loans under the Existing Credit Agreement;

     WHEREAS, Marine Operators, Marine Assets, the Parent, Trico B.V., the Existing Banks and the Agent have agreed that Saevik Shipping and Trico B.V. will no longer be parties to the Second Amended and Restated Revolving Credit Agreement;

     WHEREAS, Marine Operators, Marine Assets and the Parent have requested that the Existing Banks and the Agent amend and restate the Existing Credit Agreement as set forth herein; and

     WHEREAS, the Existing Banks and the Agent have agreed, subject to the terms and conditions set forth herein, to amend and restate the Existing Credit Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree that, on and as of the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety as set forth herein and shall remain in full force and effect only as provided herein:

     (S)1.  DEFINITIONS AND RULES OF INTERPRETATION.

     (S)1.1. DEFINITIONS. The following terms shall have the meanings set forth in this (S)1 or elsewhere in the provisions of this Agreement referred to below:

     Adjusted Outstandings. With respect to any fiscal period, an amount equal to ten percent (10%) of the average daily amount of Loans Outstanding on each day during such period.

     Adjustment Date. The first day of the month immediately following the month in which a Compliance Certificate is delivered by the Borrowers pursuant to (S)8.4(c) hereof.

     Affiliate. Any Person that directly or indirectly controls, is controlled by or under common control with another Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     Agent.  As defined in the introductory paragraph hereof.

     Agreement. This Second Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

     Applicable Margin. (a) With respect to any Base Rate Loan or Eurocurrency Rate Loan and for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin per annum set forth below corresponding to the Leverage Ratio calculated on a Pro Forma Basis, if applicable, as of the last day of the fiscal quarter to which the Compliance Certificate corresponding to such Adjustment Date relates:

                                                                      Base Rate            Eurocurrency Rate
Level                        Leverage Ratio                            Loans                     Loans
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

 I     greater than or equal to 3.0:1.0                                0.25%                     1.75%
------------------------------------------------------------------------------------------------------------------------
II     greater than or equal to 2.5:1.0 and less than
       3.0:1.0                                                            0%                     1.50%
------------------------------------------------------------------------------------------------------------------------
III    greater than or equal to 2.0:1.0 and less than 2.5:1.0
                                                                          0%                     1.25%
------------------------------------------------------------------------------------------------------------------------
IV     less than 2.0:1.0
                                                                          0%                     1.00%
------------------------------------------------------------------------------------------------------------------------

In the event that the Parent's long term senior unsecured debt rating (i) as assigned by Standard & Poor's Ratings Group is "B" or lower or (ii) as assigned by Moody's Corporation is "B2" or lower, or in the event that no such senior secured debt or corporate credit rating has been assigned, then the Applicable Margin for all Base Rate Loans and Eurocurrency Rate Loans for all Levels set forth in the table above shall increase by 0.25% with effect from the date such rating is assigned and at all times thereafter until the Parent's long term senior unsecured debt rating (i) as assigned by Standard & Poor's Ratings Group is "B+" or higher and (ii) as assigned by Moody's Corporation is "B1" or higher.

     (b) Notwithstanding the foregoing, the Applicable Margin for each Loan shall be the Applicable Margin for Level II set forth in the table above until the Adjustment Date next following the delivery to the Banks of the financial statements of the Parent and its Subsidiaries (and the corresponding Compliance Certificate relating thereto) for the fiscal quarter of the Parent ending on June 30, 1998.

     (c) If the Borrowers shall fail to deliver any Compliance Certificate pursuant to (S)8.4(c) hereof, then, for the period commencing on the date such Compliance Certificate was due pursuant to (S)8.4(c) through the Adjustment Date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin for each Base Rate Loan or Eurocurrency Rate Loan shall be that corresponding to Level I in the table above.

     Assignment and Acceptance.  See (S)19.1 hereof.

     Balance Sheet Date.  December 31, 1996.

     BankBoston.  BankBoston, N.A. in its individual capacity.

     Banks.  BankBoston, N.A. and the other lending institutions listed on
Schedule 1.1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to (S)19 hereof.

     Base Rate. The higher of (a) the annual rate of interest announced from time to time by BankBoston at its head office in Boston, Massachusetts, as its "base rate" for borrowings in Dollars and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions in

Dollars with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

     Base Rate Loan. Any Loan or portion thereof bearing interest calculated by reference to the Base Rate.

     Borrowers.  As defined in the preamble hereto.

     Business Day. Any day on which banking institutions in Boston, Massachusetts, and New Orleans, Louisiana are open for the transaction of banking business and, with respect to a Eurocurrency Rate Loan, also a day which is a Eurocurrency Business Day.

     Capital Assets. Fixed assets, both tangible (such as vessels, land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

     Capital Expenditures. Amounts paid or indebtedness incurred by a Person in connection with the purchase or lease by such Person of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles.

     Capitalized Leases. Leases under which a Person is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

     CERCLA.  See (S)7.18 hereof.

     Closing Date. The first date on which the conditions set forth in (S)11 have been satisfied, which in no event shall be later than March 20, 1998.

     Code.  The Internal Revenue Code of 1986, as amended.

     Collateral. Those Vessels and other property, rights and interests of the Borrowers that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

     Commitment.  With respect to each Bank, the amount set forth on Schedule
1.1 attached hereto as the amount of such Bank's commitment to make Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of the Borrowers, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

     Commitment Fee.  See (S)2.2.

     Commitment Fee Rate. (a) For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Commitment Fee Rate shall be the rate per annum set forth below corresponding to the Leverage Ratio calculated on a Pro Forma Basis, if applicable, as of the last day of the fiscal quarter to which the Compliance Certificate corresponding to such Adjustment Date relates:

                                                             Commitment Fee
Level               Leverage Ratio                                Rate
------------------------------------------------------------------------
------------------------------------------------------------------------

 I    greater than or equal to 3.0:1.0                            0.500%
------------------------------------------------------------------------
II    greater than or equal to 2.5:1.0 and less than 3.0:1.0      0.375%
------------------------------------------------------------------------
III   greater than or equal to 2.0:1.0 and less than 2.5:1.0      0.375%
------------------------------------------------------------------------
IV    less than 2.0:1.0                                           0.250%
------------------------------------------------------------------------

     (b) Notwithstanding the foregoing, the Commitment Fee Rate shall be the Commitment Fee Rate for Level II set forth in the table above until the Adjustment Date next following the delivery to the Banks of the financial statements of the Parent and its Subsidiaries (and the corresponding Compliance Certificate relating thereto) for the fiscal quarter of the Parent ending on June 30, 1998.

     (c) If the Borrowers shall fail to deliver any Compliance Certificate pursuant to (S)8.4(c) hereof, then, for the period commencing on the date such Compliance Certificate was due pursuant to (S)8.4(c) through the Adjustment Date immediately following the date on which such Compliance Certificate is delivered, the Commitment Fee Rate shall be that corresponding to Level I in the table above.

     Commitment Percentage.  With respect to each Bank, the amount set forth on
Schedule 1.1 attached hereto as such Bank's percentage of the Total Commitment.

     Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Parent and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

     Consolidated EBITDA. For any period, the consolidated Net Income of the Parent and its Subsidiaries for such period, after all expenses and other proper charges, but before payment or provision for any income taxes, interest expense, depreciation or amortization for such period, determined on a consolidated basis for such Persons in accordance with generally accepted accounting principles.

     Consolidated Net Tangible Assets. With respect to the Parent and its Restricted Subsidiaries and as at any date, the sum of the amounts that would appear on a consolidated balance sheet of the Parent and its Restricted Subsidiaries as the total assets of the Parent and its Restricted Subsidiaries, determined on a consolidated basis for such Persons in accordance with generally accepted accounting principles and after deducting therefrom, (a) to the extent otherwise included, unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or development expenses and other intangible items and (b) the aggregate amount of liabilities of the Parent and its Restricted Subsidiaries which may properly be classified as current liabilities (including tax accrued as estimated), determined on a consolidated basis for such Persons in accordance with generally accepted accounting principles.

     Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Parent and its Subsidiaries during such period on all Indebtedness of the Parent and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

     Conversion Request. A notice given by the Borrowers to the Agent of such Borrower's election to convert a Loan to a Loan of another Type or to continue a Loan as a Loan of a certain Type, in each case in accordance with (S)2.8.

     Debt Service Coverage Ratio. As at the end of any fiscal quarter, the ratio of (a) the consolidated Operating Cash Flow of the Parent and its Subsidiaries for the period of the four (4) consecutive fiscal quarters of the Parent ending on such date to (b) consolidated Total Debt Service of the Parent and its Subsidiaries for the period of four (4) consecutive fiscal quarters of the Parent ending on such date; provided, that for purposes of calculating the Debt Service Coverage Ratio for the fiscal quarter of the Borrower ending on (i) March 31, 1998, consolidated Operating Cash Flow and Total Debt Service shall be the consolidated Operating Cash Flow and Total Debt Service for the fiscal quarter then ending, (ii) June 30, 1998, consolidated Operating Cash Flow and Total Debt Service shall be the consolidated Operating Cash Flow and Total Debt Service for the period of the two fiscal quarters then ending, and (iii) September 30, 1998, consolidated Operating Cash Flow and Total Debt Service shall be the consolidated Operating Cash Flow and Total Debt Service for the period of the three fiscal quarters then ending.

     Default.  See (S)13 hereof.

     Delinquent Bank.  See (S)15.5.3 hereof.

     Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of any Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, or other retirement of any shares of any class of capital stock of any Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by any Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of such Person.

     Dollars or $.  Dollars in lawful currency of the United States of America.

     Drawdown Date. The date on which any Loan is made or is to be made, and the date on which all or any portion of any Loan is converted or continued in accordance with (S)2.8.

     Eligible Assignee. Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, an Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution approved by the Agent, such approval not to be unreasonably withheld, provided, in each case, that such entity is a citizen of the United States within the meaning of
Section 2 of the Shipping Act of 1916, as amended.

     Employee Benefit Plan.  Any employee benefit plan within the meaning of
(S)3(2) of ERISA maintained or contributed to by a Borrower or the Parent or any ERISA Affiliate, other than a Multiemployer Plan.

     Environmental Laws.  See (S)7.18(a) hereof.

     ERISA.  The Employee Retirement Income Security Act of 1974.

     ERISA Affiliate. Any Person which is treated as a single employer with a Borrower or the Parent under (S)414 of the Code.

     ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of (S)4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

     Eurocurrency Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

     Eurocurrency Lending Office. Initially, the Agent's head office; thereafter, such other office of the Agent, if any, that shall be making or maintaining Eurocurrency Rate Loans.

     Eurocurrency Rate. For any Interest Period with respect to a Eurocurrency Rate Loan, the rate of interest equal to (a) the rate per annum (rounded upwards to the nearest 1/16 of one percent) at which the Agent's Eurocurrency Lending Office is offered Dollar deposits two (2) Eurocurrency Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurocurrency Lending Office are customarily conducted at or about 10:00 a.m., Boston time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurocurrency Rate Loan to which such Interest Period applies, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

     Eurocurrency Rate Loans. Loans or any portion thereof bearing interest calculated by reference to the Eurocurrency Rate.

     Eurocurrency Reserve Rate. For any day with respect to any Eurocurrency Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

     Event of Default.  See (S)13 hereof.

     Existing Banks.  As defined in the preamble hereto.

     Existing Credit Agreement.  As defined in the preamble hereto.

     Fee Letter. That certain letter agreement, dated as of November 26, 1997, between the Parent and the Agent, as the same may be amended, supplemented, modified or restated and in effect from time to time.

     Funded Debt. Without duplication and with respect to any Person and as at any date of determination, the aggregate principal amount of Indebtedness of such Person for borrowed money (other than short-term trade credit incurred in the ordinary course of business), the deferred purchase price of assets (other than short-term trade credit incurred in the ordinary course of business), Reimbursement Obligations (contingent or otherwise) in respect of Letters of Credit, and Capitalized Leases.

     Generally accepted accounting principles. (a) When used in (S)10, whether directly or indirectly through reference to a capitalized term used therein, means principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors in effect on the Balance Sheet Date and (b) when used in general, other than as provided above, means such principles as in effect from time to time.

     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of (S)3(2) of ERISA maintained or contributed to by a Borrower or the Parent or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

     Guaranties. Collectively, the Parent Guaranty and any other guaranty of any of the Obligations hereunder from the Parent or any of its Subsidiaries to the Agent for the benefit of the Banks.

     Guarantors. Collectively, the Parent and each other Subsidiary (direct and indirect) of the Parent which shall deliver a guaranty of the Obligations pursuant to (S)8.14 hereof.

     Indebtedness. As to any Person, without duplication, all obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations, contingent and otherwise, to reimburse the issuer in respect of any letters of credit.

     Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1993 (12 U.S.C. (S)24, Seventh), as amended.

     Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar quarter commencing with the calendar quarter that includes the Drawdown Date thereof; and (b) as to any Eurocurrency Rate Loan in respect of which the Interest Period is (i) three (3) months or less, the last day of such Interest Period and (ii) more than three (3) months, the date that is three (3) months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

     Interest Period. With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrowers in a Loan Request
(i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurocurrency Rate Loan, 1, 2, 3, or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (a) if any Interest Period with respect to a Eurocurrency Rate Loan would otherwise end on a day that is not a Eurocurrency Business Day, that Interest Period shall be extended to the next succeeding Eurocurrency Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurocurrency Business Day;

          (b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

          (c) if the Borrowers shall fail to give notice as provided in (S)2.8, the Borrowers shall be deemed to have requested a conversion of the affected Eurocurrency Rate Loan to a Base Rate Loan, and the continuance of all Base Rate Loans as Base Rate Loans, as the case may be, on the last day of the then current Interest Period with respect thereto;

          (d) any Interest Period that begins on the last Eurocurrency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurocurrency Business Day of a calendar month; and

          (e) any Interest Period relating to any Eurocurrency Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

     Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid;
(c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

     Letter of Credit.  See (S)3.1.1.

     Letter of Credit Application.  See (S)3.1.1.

     Letter of Credit Fee(s).  See (S)3.6.

     Letter of Credit Participation.  See (S)3.1.4.

     Letter of Credit Rate. At any time of determination, the Applicable Margin on Eurocurrency Rate Loans in effect at such time.

     Leverage Ratio. As at the end of any fiscal quarter, the ratio, determined for each fiscal quarter ending through September 30, 1998, on a pro forma basis after giving effect to the Takeover as if it had occurred on the first day of the four quarter period ending on such date, of (a) the consolidated Funded Debt of the Parent and its Subsidiaries at the end of the fiscal quarter of the Parent ending on such date to (b) Consolidated EBITDA of the Parent and its Subsidiaries for the period of four (4) consecutive fiscal quarters of the Parent ending on such date; provided, that for purposes of calculating the Leverage Ratio on (i) March 31, 1998, Consolidated EBITDA shall be Consolidated EBITDA of the Parent and its Subsidiaries on a pro forma basis for the period of two fiscal quarters ending March 31, 1998, multiplied by 2, and (ii) June 30, 1998, Consolidated EBITDA shall be Consolidated EBITDA of the Parent and its Subsidiaries on a pro forma basis for the period of three fiscal quarters then ending multiplied by 4/3; provided, however, when calculating the Leverage Ratio for any Test Period in which a Triggering Acquisition occurred, the calculation of the Leverage Ratio shall be made on a Pro Forma Basis.

     Loan Documents. Collectively, this Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Security Documents, and the Fee Letter.

     Loan Request.  See (S)2.6 hereof.

     Loans.  Loans made or to be made by the Banks to the Borrowers pursuant to
(S)2 hereof.

     Majority Banks. As of any date, the Banks holding at least fifty-one percent (51%) of the outstanding principal amount of the Notes on such Date; and if no such principal is outstanding, the Banks whose aggregate Commitment Percentages on such date together constitute at least fifty-one percent (51%) of the Total Commitment.

     Marine Assets.  As defined in the preamble.

     Marine Operators.  As defined in the preamble.

     Maturity Date.  December 1, 2002.

     Maximum Drawing Amount. The sum of the maximum aggregate amount from time to time that the beneficiaries may draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

     Multiemployer Plan. Any multiemployer plan within the meaning of (S)3(37) of ERISA maintained or contributed to by a Borrower, the Parent or any ERISA Affiliate.

     Net Income. The consolidated net income (or deficit) of the Parent and its Subsidiaries, after deduction of all expenses, taxes and other proper charges, determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary nonrecurring items of income or loss.

     Net Worth. With respect to any Person, the excess of Total Assets over Total Liabilities, less to the extent otherwise includable in the computation of Net Worth, any subscriptions receivable.

     Notes.  See (S)2.4.

     Obligations. All indebtedness, obligations and liabilities of any of the Parent, the Borrowers or the Guarantors to any of the Banks and the Agent, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any other instruments at any time evidencing any thereof.

     OECD.  See the definition of "Eligible Assignee".

     Operating Cash Flow. With respect to any Person and any particular fiscal period, an amount equal to (a) such Person's Net Income for such period, plus
(b) all interest expense for such period, plus (c) all income tax expense for such period, plus (d) all depreciation and amortization charges for such period, less (e) without duplication, the aggregate amount of cash taxes paid by such Person with respect to such period, less (f) that portion of Capital Expenditures made by such Person during such period for the maintenance, repair, or dry-docking of, and inspection costs relating to, Capital Assets.

     Outstanding. With respect to any Loan, the aggregate unpaid principal thereof as of any date of determination.

     Parent Guaranty. The guaranty agreement dated as of the Closing Date, from the Parent to the Agent and each of the Banks, as amended, supplemented, modified or restated with the consent of the Banks and in effect from time to time.

     PBGC. The Pension Benefit Guaranty Corporation created by (S)4002 of ERISA and any successor entity or entities having similar responsibilities.

     Perfection Certificates. The Perfection Certificates as defined in the Security Agreement.

     Permitted Liens. Liens, security interests and other encumbrances permitted by (S)9.2 hereof.

     Person. Any individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

     Pro Forma Basis. Following a Triggering Acquisition, the calculation of the Funded Debt and EBITDA components of the Leverage Ratio for the fiscal quarter in which such Triggering Acquisition occurred and each of the three fiscal quarters immediately following such Triggering Acquisition with reference to the audited historical financial results of the Person, business, division or group of assets acquired in such Triggering Acquisition (or if such audited historical financial results are not available, such management prepared financial statements as are reasonably acceptable to the Agent) and the Parent and its Subsidiaries for the applicable Test Period after giving effect on a pro forma basis to such Triggering Acquisition and assuming that such Triggering Acquisition had been consummated at the beginning of such Test Period. Other reasonable cost savings, expenses and other income statement or operating statement adjustments which are attributable to the change in ownership and/or management resulting from such Triggering Acquisition as may be approved by the Agent in writing (which approval shall not be unreasonably withheld) shall also be deemed to have been realized on the first day of the Test Period.

     Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.

     Reimbursement Obligation. The Borrowers' obligation to reimburse the Agent and the Banks on account of any drawing under any Letter of Credit as provided in (S)3.2.

     Restricted Subsidiary. A Subsidiary of the Parent designated as a "Restricted Subsidiary" under the Indentures relating to the Senior Notes.

     Saevik Supply. Saevik Supply ASA, a Norwegian public joint stock company (registration number 976853938) and a Subsidiary of the Parent.

     Section 20 Subsidiary. A Subsidiary of the bank holding company controlling any Bank, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

     Security Agreement. The Second Amended and Restated Security Agreement dated as of the Closing Date among the Borrowers and the Agent, as the same may be amended, supplemented, modified or restated and in effect from time to time.

     Security Documents. The Security Agreement, the Vessel Mortgages, the Guaranties, all guaranties delivered to the Agent and the Banks pursuant to
(S)8.14 hereof, and all instruments and documents required to be delivered pursuant thereto, in each case, as the same may be amended and in effect from time to time.

     Senior Notes. The 8 1/2% Senior Notes due 2005 of the Parent, in an aggregate principal amount not to exceed $280,000,000, guaranteed by the Borrowers and issued pursuant to such documentation as shall have been previously delivered to, and approved by, the Agent.

     Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding voting stock or other voting equity interests.

     SWATH Subsidiary. Trico Marine International, Inc., the special purpose Subsidiary of the Parent which was formed for the purpose of the ownership and operation of the SWATH Vessel.

     SWATH Vessel. The small waterline area twin hull crew boat to be built for the SWATH Subsidiary.

     Takeover. The purchase by Trico Marine International Holdings B.V., a Subsidiary of the Parent, of all of the share capital of Saevik Supply.

     Test Period. The period of four (4) fiscal quarters included in any calculation of the Leverage Ratio.

     Total Assets. All assets of a Person determined in accordance with generally accepted accounting principles.

     Total Commitment. The sum of the Commitments of the Banks as in effect from time to time.

     Total Debt Service. For any fiscal period of any Person, an amount equal to (a) the Total Financial Obligations of such Person for such period plus (b) the Total Interest Expense of such Person for such period, plus (c) Adjusted Outstandings of such Person for the fiscal quarter of the Borrowers most recently ended, in each case determined in accordance with generally accepted accounting principles consistently applied.

     Total Financial Obligations. With respect to any fiscal period and any Person, an amount equal to the sum of all principal payments (including the principal portion of Capitalized Lease payments) on Funded Debt that become due and payable or that are to become due and payable during such fiscal period pursuant to any agreement or instrument to which such Person is a party. Demand obligations shall be deemed to be due and payable during any fiscal period during which such obligations are outstanding.

     Total Interest Expense. For any period and with respect to any Person, the aggregate amount of interest required to be paid in cash by such Person during such period on all Indebtedness of such Person outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases and including commitment fees, agency fees, facility fees and similar fees or expenses in connection with the borrowing of money, but, with respect to the Borrowers, excluding the Closing Fee.

     Total Liabilities. All liabilities of any Person determined in accordance with generally accepted accounting principles.

     Triggering Acquisition. The acquisition by the Parent, the Borrower or any of its Subsidiaries of any Person, business, division or specified group of assets after the Closing Date involving consideration paid or to be paid by the Parent, the Borrower and its Subsidiaries (including assumption of liabilities) in one or a series of transactions in excess of $10,000,000.

     Type. As to any Loan, its nature as a Base Rate Loan or a Eurocurrency Rate Loan.

     Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or any successor version thereof adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

     Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrowers do not reimburse the Agent and the Banks on the date specified in, and in accordance with, (S)3.2.

     US Flag Vessels.  See (S)7.24(a).

     US Vessel Mortgage. The Second Amended and Restated First Preferred Fleet Mortgage with respect to certain of the US Flag Vessels, dated as of the Closing Date, as may be further amended, supplemented, modified or restated and in effect from time to time.

     Vessel Mortgages. Collectively, the US Vessel Mortgage and any other vessel mortgage from either of the Borrowers or any other Subsidiary of the Parent to the Agent for the benefit of any of the Banks.

     Vessel(s). Collectively, all vessels owned by either of the Borrowers, from time to time, including, without limitation those vessels listed on Schedules 7.24(a), and individually, any of such vessels.

     (S)1.2.  RULES OF INTERPRETATION.

          (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement, (b) the singular includes the plural and the plural includes the singular, (c) a reference to any law includes any amendment or modification to such law,
     (d) a reference to any Person includes its permitted successors and permitted assigns, (e) accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer, (f) the words "include", "includes" and "including" are not limiting, (g) all terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in Massachusetts, have the meanings assigned to them therein, (h) reference to a particular "(S)" refers to that section of this Agreement unless otherwise indicated, (i) the words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement, and (j) the phrase "jointly and severally" as used herein shall mean, for purposes of Louisiana law, "jointly and severally and solidarily".

     (S)2.  THE REVOLVING CREDIT FACILITY.

     (S)2.1. COMMITMENT TO LEND. Subject to the terms and conditions set forth in this Agreement, each of the Banks severally agrees to lend to the Borrowers and the Borrowers may borrow, repay, and reborrow from time to time between the Closing Date and the Maturity Date upon notice by the Borrowers to the Agent given in accordance with (S)2.6, such sums as are requested by the Borrowers up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment, minus such Bank's Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations; provided that after giving effect to all amounts requested (i) the sum of the outstanding amount of the Loans plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the lesser of (a) the Total Commitment and (b) the amount to which the Borrowers' secured Obligations are limited as set forth in the proviso contained in (S)6 hereof; and (ii) the Borrowers are in compliance with the covenant contained in (S)10.4 hereof. The Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in (S)11 and (S)12 hereof, in the case of the initial Loans to be made on the Closing Date, and (S)12 hereof, in the case of all other Loans, have been satisfied on the date of such request. The parties hereto hereby agree that, on and as of the Closing Date, the loans outstanding under the Existing Credit Agreement shall become Loans hereunder.

     (S)2.2. COMMITMENT FEE. The Borrowers hereby jointly and severally agree to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee (the "Commitment Fee") at the applicable Commitment Fee Rate per annum on the average daily amount during each calendar quarter or portion thereof from Closing Date to the Maturity Date by which the Total Commitment exceeds the sum of the outstanding principal amount of Loans, plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations. The Commitment Fee shall be payable quarterly in arrears on the last day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the Closing Date, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

     (S)2.3.  REDUCTION OF COMMITMENTS.

     (a) The Borrowers shall have the right at any time and from time to time on or before the Maturity Date upon five (5) Business Days' prior written notice to the Agent to reduce by $10,000,000 or a larger integral multiple of $5,000,000 or terminate entirely the unborrowed portion of the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrowers delivered pursuant to this (S)2.3(a), the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Agent for the respective accounts of the Banks the full amount of any Commitment Fee then accrued on the amount of the reduction, provided that so long as the Total Commitment is not terminated entirely, the Borrowers may pay any such accrued Commitment Fee on the last Business Day of the then-current fiscal quarter.

     (b) No reduction or termination of the Total Commitment once made may be revoked; the portion of the Total Commitment reduced or terminated may not be reinstated; and amounts in respect of such reduced or terminated portion may not be reborrowed.

     (c) Promptly after the effectiveness of any partial reduction in the Total Commitment pursuant to this (S)2.3, the Agent shall distribute to each Bank an updated Schedule 1.1 reflecting such reduction.

     (S)2.4.  THE NOTES.

     The Loans shall be evidenced by separate amended and restated promissory notes of the Borrowers in substantially the form of Exhibit A hereto (each a "Note"), dated as of the Closing Date and completed with appropriate insertions. One Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrowers irrevocably authorize each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Bank's Note, an appropriate notation on such Bank's Record with respect to such Note reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Bank's Record with respect to such Note shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Record shall not limit or otherwise affect the joint and several obligations of the Borrowers hereunder or under any Note to make payments of principal of or interest on any Note when due.

     (S)2.5.  INTEREST ON LOANS.  Except as otherwise provided in (S)5.8 hereof,

     (a) Each Loan shall bear interest at the rate per annum equal to (i) the Base Rate plus the Applicable Margin then applicable to Base Rate Loans, in the case of Loans that are Base Rate

Loans, and (ii) the Eurocurrency Rate plus the Applicable Margin then applicable to Eurocurrency Rate Loans, in the case of Loans that are Eurocurrency Rate Loans.

     (b) The Borrowers jointly and severally promise to pay interest on the outstanding amount of the Loans on each Interest Payment Date with respect thereto.

     (c) Any change in the interest rate resulting from a change in the Base Rate is to be effective at the beginning of the day of such change in the Base Rate. The Agent will give the Banks and the Borrowers prompt notice in writing of any change in the Base Rate.

     (S)2.6. REQUESTS FOR LOANS. The Borrowers shall give to the Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Loan requested hereunder (a "Loan Request") no less than (a) one (1) Business Day prior to any Drawdown Date of any Loan that is a Base Rate Loan or (b) three (3) Eurocurrency Business Days prior to any Drawdown Date of any Loan that is a Eurocurrency Rate Loan. Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) the Interest Period for such Loan, and (iv) the Type of such Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each such notice shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Loan requested from the Banks on the proposed Drawdown Date thereof. Each Loan Request shall be in a minimum aggregate amount of $2,000,000 or a larger integral multiple of $250,000.

     (S)2.7. LOANS TO COVER REIMBURSEMENT OBLIGATIONS. Notwithstanding the notice and minimum amount requirements set forth in (S)2.6, the Agent shall, unless otherwise instructed by the Majority Banks and subject to the satisfaction of the conditions set forth herein, make Loans to the Borrowers on the date that any draft presented under any Letter of Credit is honored by the Agent, or any date on which the Agent otherwise makes a payment with respect thereto in an amount sufficient to pay in full the obligations of the Borrowers under (S)3.2 in respect of the honor of such draft or the making of such payment. The Borrowers hereby request and authorize the Agent to make from time to time such Loans by means of appropriate entries in the books and records of the Agent and to notify the Banks of the date and amount of any such Loans. The Borrowers acknowledge and agree that the making of such Loans shall, in each case, be subject in all respects to the provisions of this Agreement as if they were Loans requested pursuant to a Loan Request, including the limitations set forth in (S)2.1 and the requirement that the applicable provisions of (S)12 be satisfied. Absent manifest error on the part of the Agent, all actions taken by the Agent pursuant to the provisions of this (S)2.7 shall be conclusive and binding on the Borrowers. Loans made pursuant to this (S)2.7 shall be Base Rate Loans (subject to conversion pursuant to (S)2.8 hereof) and shall bear interest at the rate provided for Loans in (S)2.5(a) hereof. Each of the Banks hereby acknowledges and agrees that a Loan made by the Agent pursuant to this (S)2.7 shall (i) be subject in all respects to the provisions of this Agreement (including, without limitation, (S)2.9 hereof) and (ii) obligate each Bank to advance to the Agent the amount of such Bank's Commitment Percentage of such Loan.

     (S)2.8. ELECTION OF EUROCURRENCY RATE; NOTICE OF ELECTION; INTEREST PERIODS; MINIMUM AMOUNTS.

     (a) At the Borrowers' option, so long as no Event of Default has occurred and is then continuing, the Borrowers may (i) elect to convert any Base Rate Loan or a portion thereof to a Eurocurrency Rate Loan, (ii) at the time of any Loan Request specify that such requested Loan shall be a Eurocurrency Rate Loan, or (iii) upon expiration of the applicable Interest Period, elect to maintain an existing Eurocurrency Rate Loan as such, provided in each case that the Borrowers shall give notice thereof to the Agent pursuant to (S)2.8(b). Upon determining any Eurocurrency Rate, the Agent shall forthwith provide notice thereof to the Borrowers and the Banks, and each such notice to the Borrowers shall be considered prima facie correct and binding, absent manifest error.

     (b) Three (3) Eurocurrency Business Days prior to the making of any Eurocurrency Rate Loan or the conversion of any Base Rate Loan to a Eurocurrency Rate Loan, or, in the case of an outstanding Eurocurrency Rate Loan, the expiration date of the applicable Interest Period, the Borrowers shall give written notice to the Agent, not later that 12:00 noon (Boston time) of their election pursuant to (S)2.8(a). Each such notice delivered to the Agent shall specify the aggregate principal amount of applicable Loans to be borrowed or maintained as or converted to Eurocurrency Rate Loans and the requested duration of the Interest Period that will be applicable to such Eurocurrency Rate Loan, and shall be irrevocable and binding upon the Borrowers. If the Borrowers shall fail to give the Agent notice of their election hereunder, together with all of the other information required by this (S)2.8(b), with respect to any Loan, whether at the end of an Interest Period or otherwise, such Loan shall be deemed a Base Rate Loan. The Agent shall promptly notify the Banks in writing (or by telephone confirmed in writing or by facsimile) of any such election.

     (c) Notwithstanding anything herein to the contrary, the Borrowers may not specify an Interest Period with respect to all or any portion of any Loan that would extend beyond the Maturity Date.

     (d) No conversion of Loans pursuant to this (S)2.8 may result in a Eurocurrency Rate Loan with a principal amount less than $2,000,000.

     (S)2.9.  FUNDS FOR LOANS.

          (S)2.9.1. FUNDING PROCEDURES. Not later than 11 o'clock a.m. (Boston time) on (i) the proposed Drawdown Date of any Loans, or (ii) the date that any draft presented under any Letter of Credit is honored by the Agent, or on any date on which the Agent otherwise makes payment with respect thereto, and in connection therewith the Agent makes Loans on behalf of the Banks to the Borrowers pursuant to (S)2.7 hereof, each of the Banks will make available to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, in immediately available funds, the amount of such Bank's Commitment Percentage of such Loans made or to be made on such date. Upon receipt from each Bank of such amount, and upon receipt of the documents required by (S)(S)11 and 12 hereof and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrowers the aggregate amount of such Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Loans.

          (S)2.9.2. ADVANCES BY AGENT. The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date of a Loan, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount.
     If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Bank's Commitment Percentage of such Loans, times (c) a fraction, the numerator of which is the number of days that shall have elapsed from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

     (S)2.10.  INTENTIONALLY OMITTED.

     (S)2.11.  INTENTIONALLY OMITTED.

     (S)2.12. MATURITY OF THE LOANS. The Loans shall be due and payable on the Maturity Date. The Borrowers hereby jointly and severally promise to pay to the Agent for the pro rata accounts of the Banks, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on the Maturity Date.

     (S)2.13. MANDATORY REPAYMENTS OF LOANS. If at any time (i) the sum of the outstanding principal amount of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the lesser of (a) the Total Commitment and (b) the amount to which the Borrowers' secured Obligations are limited as set forth in the proviso contained in (S)6 hereof; or (ii) the Borrowers are not in compliance with the covenant contained in (S)10.4 hereof; then the Borrowers shall immediately pay the amount of such excess or the amount which would cause the Borrowers to be in compliance with such covenant to the Agent for the respective accounts of the Banks for application: first, to any Unpaid Reimbursement Obligations; second, to the Loans; and third, to provide to the Agent cash collateral for Reimbursement Obligations as contemplated by (S)3.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to each Reimbursement Obligation owing to each such Bank or (as the case may be) the respective unpaid principal amount of the Loans owing to such Bank, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

     (S)2.14 OPTIONAL REPAYMENTS OF LOANS. The Borrowers shall have the right, at their election, to repay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that the full or partial prepayment of the Outstanding amount of any Loan that is a Eurocurrency Rate Loan pursuant to this (S)2.14 may be made only on the last day of the Interest Period relating thereto. The Borrowers shall give the Agent, no later than 10:00 a.m., Boston time, at least two (2) Business Days' prior written notice of any proposed repayment of a Loan that is a Base Rate Loan pursuant to this (S)2.14, and three (3) Eurocurrency Business Days' prior written notice of any proposed repayment of a Loan that is a Eurocurrency Rate Loan pursuant to this (S)2.14, in each case specifying the proposed date of payment of such Loans and the principal amount to be paid. Each such partial prepayment of the Loans shall be accompanied by the payment of accrued interest on the principal repaid to the date of payment and shall be in the minimum principal amount of $2,000,000 or a larger integral multiple of $250,000. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

     (S)3.  LETTERS OF CREDIT.

     (S)3.1.  LETTER OF CREDIT COMMITMENT.

          (S)3.1.1. COMMITMENT TO ISSUE LETTERS OF CREDIT. Subject to the terms and conditions hereof and the execution and delivery by the Borrowers of a letter of credit application on the Agent's customary form (a "Letter of Credit Application") the Agent on behalf of the Banks and in reliance upon the agreement of the Banks set forth in (S)3.1.4 and upon the representations and warranties of the Borrowers contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrowers from time to time from the Closing Date to the date which is fourteen (14) Business Days prior to the Maturity Date one or more standby letters of credit (each, individually, a "Letter of Credit"), in such form as may be requested from time to time by the Borrowers and agreed to by the Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed Twenty Million Dollars ($20,000,000) at any one time, (b) the sum of (i) the Maximum Drawing Amount, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Loans Outstanding shall not exceed the Total Commitment or, if less the amount to which the Borrowers' secured Obligations are limited as set forth in the proviso contained in (S)6 hereof and (c) the Borrowers are in compliance with the covenant contained in (S)10.4 hereof. The parties hereto hereby agree that, on and as of the Closing Date, the letters of credit issued under the Existing Credit Agreement shall be deemed to be Letters of Credit hereunder.

          (S)3.1.2. LETTER OF CREDIT APPLICATIONS. Each Letter of Credit Application shall be completed to the satisfaction of the Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Agreement, then the provisions of this Agreement shall, to the extent of any such inconsistency, govern.

          (S)3.1.3. TERMS OF LETTERS OF CREDIT. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, (b) have an original expiry date no later than the date which is three hundred sixty-five (365) days from the date of issuance and
     (c) have a final expiry date no later than the date which is fourteen (14) Business Days prior to the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

          (S)3.1.4. REIMBURSEMENT OBLIGATIONS OF BANKS. Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank's Commitment Percentage, to reimburse the Agent on demand for the amount of each draft paid by the Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers pursuant to (S)3.2 (such agreement for a Bank being called herein the "Letter of Credit Participation" of such Bank).

          (S)3.1.5. PARTICIPATIONS OF BANKS. Each such payment made by a Bank in respect of a Letter of Credit Participation shall be treated as the purchase by such Bank of a participating interest in the Borrower's Reimbursement Obligation under (S)3.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to (S)3.2.

     (S)3.2. REIMBURSEMENT OBLIGATION OF THE BORROWERS. In order to induce the Agent to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrowers hereby agree to reimburse or pay to the Agent, for the account of the Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Agent hereunder,

          (a) on each date that any draft presented under such Letter of Credit is honored by the Agent or the Agent otherwise makes a payment under or pursuant to such Letter of Credit, (i) the amount paid by the Agent under or pursuant to such Letter of Credit (it being understood that such payment to the Agent may, subject to the satisfaction of the conditions set forth therein, be made from the proceeds of a Loan made to the Borrowers pursuant to (S)2.7), and (ii) the amount of any customary taxes, fees, charges or other reasonable costs and expenses whatsoever incurred by the Agent or any Bank in connection with any payment made by the Agent or any Bank under, or pursuant to, such Letter of Credit (to the extent the reimbursement and payment of such taxes, fees, charges, costs, or expenses are not otherwise provided for elsewhere in this Agreement and excluding therefrom any amount payable to the Agent by a Bank pursuant to (S)3.3);

          (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for the Reimbursement Obligations; and

          (c) upon the termination of the Total Commitment or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with (S)13, an amount equal to the then Maximum Drawing Amount, which amount shall be held by the Agent for the benefit of the Banks and the Agent as cash collateral for the Reimbursement Obligations.

Each such payment shall be made to the Agent at 100 Federal Street, Boston, Massachusetts 02110, in immediately available funds or (in the case of clause
(a)) from the direct application of the proceeds of a Loan made pursuant to
(S)2.7 hereof. Interest on any and all amounts remaining unpaid by the Borrowers under this (S)3.2 at any time from the date such amounts become due and payable (whether as stated in this (S)3.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in (S)5.8 for overdue principal of the Loans.

     (S)3.3. LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Agent shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrowers fail to reimburse the Agent as provided in (S)3.2 on or before the date that such draft is paid or other payment is made by the Agent, the Agent may at any time thereafter notify the Banks of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Agent at the Agent's Head Office, in immediately available funds, such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount equal to such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation, times
(c) a fraction, the numerator of which is the number of days that shall have elapsed from and including the date the Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank's Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Agent, and the denominator of which is 360. The responsibility of the Agent to the Borrowers and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

     (S)3.4. OBLIGATIONS ABSOLUTE. The Borrowers' obligations under this (S)3 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrowers may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit. The Borrowers further agree with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the Borrowers' Reimbursement Obligations under (S)3.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrowers against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrowers agree that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the Agent or any Bank to the Borrowers; provided that the Agent or such Bank shall not be grossly negligent in taking or omitting to take any such action.

     (S)3.5. RELIANCE BY ISSUER. To the extent not inconsistent with (S)3.4, the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Majority Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Notes or of a Letter of Credit Participation.

     (S)3.6. FEES. The Borrowers shall pay to the Agent and the Banks in respect of each Letter of Credit the following fees (collectively, the "Letter of Credit Fees"): (a) on the date of issuance and on each anniversary of issuance of each Letter of Credit, a fee payable to the Agent, for the accounts of the Banks in accordance with their respective Commitment Percentages, annually in advance, equal to the Letter of Credit Rate then in effect per annum on the face amount of such Letter of Credit provided that, if such Letter of Credit has an expiry date that is less than one year from the date of the issuance of such Letter of Credit, such fee shall be multiplied by a fraction, the numerator of which is the number of days from the date of issuance to the expiry date of such Letter of Credit and the denominator of which is 365 and (b) on the date of issuance, and at the time of each extension or renewal of each Letter of Credit, a fee payable to the Agent for its own account, equal to one-eighth percent (1/8%) of the face amount of such Letter of Credit plus the Agent's customary issuance fee, renewal fee or extension fee, as the case may be.

     (S)4.  INTENTIONALLY OMITTED.

     (S)5.  CERTAIN GENERAL PROVISIONS.

     (S)5.1. FEES. The Borrowers jointly and severally agree to pay to the Agent for its own account on the dates as set forth in the Fee Letter, the fees to be paid on such dates in the amounts set forth in the Fee Letter.

     (S)5.2.  INTENTIONALLY OMITTED.

     (S)5.3.  FUNDS FOR PAYMENTS.

          (S)5.3.1. PAYMENTS TO AGENT. All payments of principal, interest, the Reimbursement Obligations, the Letter of Credit Fees, the Commitment Fee, and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's head office or at such other location that the Agent may from time to time designate, in each case in immediately available funds.

          (S)5.3.2.  NO OFFSET, ETC.

          (a) All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrowers will pay to the Agent, for the account of the applicable Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the applicable Banks or the Agent to receive the same net amount which the applicable Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

          (b) On or before the date it becomes a party to this Agreement and from time to time thereafter upon any change in status rendering any certificate or document previously delivered pursuant to this (S)5.3.2 invalid or inaccurate, each Bank that is organized under the laws of a jurisdiction outside the United States shall (if legally able to do so) deliver to the Borrowers such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form 1001 or Form 4224 and any other certificate or statement of exemption required by Treasury Regulation
     Section 1.1441-1, 1.1441-4 or 1.1441-6(c) or any subsequent version thereof or subsequent version thereto, properly completed and duly executed by such Bank establishing that such payment is (a) not subject to United States Federal withholding tax under the Code because such payment is effectively connected with conduct by such Bank of a trade or business in the United States or (b) totally exempt from United States Federal withholding tax or, if due to a change in law occurring after the date such Bank became a party hereto, subject to a reduced rate of such tax under a provision of an applicable tax treaty. The Borrower shall not be required to pay any additional amounts to any Bank pursuant to this (S)5.3.2 to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with the provisions of the preceding sentence.

     (S)5.4. COMPUTATIONS. All computations of interest on Base Rate Loans, Letter of Credit Fees, or Commitment Fees shall be based on a 365-day year and paid for the actual number of days elapsed. All computations of interest on Eurocurrency Rate Loans shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurocurrency Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a

Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Records from time to time shall be considered correct and binding on the Borrowers unless within fifteen
(15) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Agent or such Bank shall notify the Borrowers to the contrary.

     (S)5.5. ADDITIONAL COSTS, ETC. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

          (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, the Letters of Credit, such Bank's Commitment, or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

          (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Agreement or the other Loan Documents, or

          (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

          (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Bank's Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is:

               (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans, any Letters of Credit, or such Bank's Commitment, or

               (ii) to reduce the amount of principal, interest or other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment, any Letter of Credit, or any of the Loans, or

               (iii) to require such Bank or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from any of the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligations or other sum.

     (S)5.6. CAPITAL ADEQUACY. If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrowers of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrowers jointly and severally agree to pay such Bank or (as the case may be) the Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Bank or (as the case may be) the Agent of a certificate in accordance with (S)5.7 hereof. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

     (S)5.7. CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to (S)(S)5.5 or 5.6 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

     (S)5.8. INTEREST AFTER DEFAULT. During the continuance of an Event of Default, the principal of the Loans not overdue shall, until such Event of Default has been cured or remedied or waived in accordance with (S)26, bear interest at a rate per annum equal to two percent (2%) above the rate of interest otherwise applicable to such Loans pursuant to this Agreement. All overdue amounts hereunder, including, without limitation, the principal of and interest on (to the extent permitted by applicable law) the Loans, Unpaid Reimbursement Obligations,

Commitment Fees and Letter of Credit Fees shall bear interest at the rate per annum equal to two percent (2%) above the rate of interest applicable to Base Rate Loans.

     (S)5.9.  CONCERNING JOINT AND SEVERAL LIABILITY OF THE BORROWERS.

          (a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Banks under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

          (b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations arising under this Agreement, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of both of the Borrowers without preferences or distinction among them.

          (c) If and to the extent that either of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

          (d) The obligations of each Borrower under the provisions of this
     (S)5.9 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

          (e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any and all Loans made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Banks under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Banks at any time or times in respect of any default any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Banks in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Banks, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this (S)5.9, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this (S)5.9, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this
     (S)5.9 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this
     (S)5.9 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Bank. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Bank.

          (f) The provisions of this (S)5.9 are made for the benefit of the Banks and their successors and assigns, and may be enforced by them from time to time against either of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Banks first to marshall any of their claims or to exercise any of their rights against the other Borrower or to exhaust any remedies available to them against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this (S)5.9 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any of the Banks upon the insolvency, bankruptcy or reorganization of the Borrowers, or otherwise, the provisions of this
     (S)5.9 will forthwith be reinstated in effect, as though such payment had not been made.

     (S)5.10. INABILITY TO DETERMINE EUROCURRENCY RATE. In the event that, prior to the commencement of any Interest Period relating to any Eurocurrency Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the Eurocurrency Rate that would otherwise determine the rate of interest to be applicable to any Eurocurrency Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Banks) to the Borrowers. In such event (a) each Loan Request or Conversion Request with respect to each Eurocurrency Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (b) each Eurocurrency Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and (c) the obligations of the Banks to make Eurocurrency Rate Loans shall be suspended until the Agent or the Majority Banks determine that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrowers.

     (S)5.11. ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for the Banks to make or maintain Eurocurrency Rate Loans, the Agent shall forthwith give notice of such circumstances to the Borrowers and thereupon
(a) the commitment of the Banks to make Eurocurrency Rate Loans or convert Loans of another Type to Eurocurrency Rate Loans shall forthwith be suspended and (b) the Loans then outstanding as Eurocurrency Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurocurrency Rate Loans or within such earlier period as may be required by law. The Borrowers hereby jointly and severally agree promptly to pay the Agent, for the pro rata accounts of the Banks, upon demand, any additional amounts necessary to compensate the Banks for any costs incurred by the Banks in making any conversion in accordance with this (S)5.11, including any interest or fees payable by the Banks to lenders of funds obtained by it in order to make or maintain its Eurocurrency Rate Loans hereunder.

     (S)5.12. INDEMNITY. Except to the extent of breakage costs arising from a prepayment of a Eurocurrency Rate Loan as a result of an event set forth in
(S)5.10, each of the Borrowers agrees to indemnify the Banks and to hold the Banks harmless from and against any loss, cost or expense (including loss of anticipated profits) that the Banks may sustain or incur as a consequence of (a) default by such Borrower in payment of the principal amount of or any interest on any Eurocurrency Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by the Banks to lenders of funds obtained by it in order to maintain its Eurocurrency Rate Loans, (b) default by such Borrower in making a borrowing after such Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with (S)2.6, (S)2.7 or (S)2.8 or (c) the making of any payment on a Eurocurrency Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by any Bank to lenders of funds obtained by it in order to maintain any such Loans.

     (S)5.13. REPLACEMENT OF BANKS. If any Bank (an "Affected Bank") (i) makes demand upon a Borrower for (or if a Borrower is otherwise required to pay) amounts pursuant to (S)(S)5.3.2, 5.5 or 5.6, (ii) is unable to make or maintain Eurocurrency Rate Loans as a result of a condition described in (S)5.10 or (iii) defaults in its obligation to make Loans, in accordance with the terms of this Agreement (such Bank being referred to as a "Defaulting Bank"), the Borrowers within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation or causing (S)5.10 to be applicable), or default, as the case may be, by notice (a "Replacement Notice") in writing to the Agent and such Affected Bank (A) request the Affected Bank to cooperate with the Borrowers in obtaining a replacement bank satisfactory to the Agent and the Borrower (the "Replacement Bank"); (B) request the non-Affected Banks to acquire and assume all of the Affected Bank's Loans and Commitments, as provided herein, but none of such Banks shall be under an obligation to do so; or (C) designate a Replacement Bank approved by the Agent, such approval not to be unreasonably withheld or delayed. If any satisfactory Replacement Bank shall be obtained, and/or if any one or more of the non-Affected Banks shall agree to acquire and assume all of the Affected Bank's Loans and Commitment, then such Affected Bank shall assign, in accordance with (S)19, all of its Commitment, Loans, Letter of Credit Participations, Notes and other rights and obligations under this Agreement and all other Loan Documents to such Replacement Bank or non-Affected Banks, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Bank; provided, however, that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Bank and such Replacement Bank and/or non-Affected Banks, as the case may be, and (ii) prior to any such assignment, the Borrowers shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under (S)(S)5.3.2, 5.5 or 5.6. Upon the effective date of such assignment, the Borrowers shall issue replacement Notes to such Replacement Bank and/or non-Affected Banks, as the case may be, and such institution shall become a "Bank" for all purposes under this Agreement and the other Loan Documents.

     (S)6. COLLATERAL SECURITY AND GUARANTIES. The Obligations of the Borrowers shall be guaranteed equally and ratably by the Parent and each other Subsidiary (direct and indirect) of the Parent, to the extent that such other Subsidiary of the Parent is required to guaranty the obligations of the Parent under the terms of the Indentures relating to the Senior Notes. The Obligations of the Borrowers shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in (i) certain US Flag Vessels to the extent contemplated by the US Vessel Mortgage, and (ii) certain other assets of the Borrowers to the extent contemplated by the Security Documents; provided that, notwithstanding anything to the contrary contained in the Security Documents, the aggregate amount of Obligations of the Parent and the Borrowers which is secured pursuant to the Security Documents shall not, at any time, exceed the sum of (i) $65,000,000 plus (ii) fifteen percent (15%) of Consolidated Net Tangible Assets.

     (S)7. REPRESENTATIONS AND WARRANTIES. The Parent and each of the Borrowers jointly and severally represent and warrant to the Banks and the Agent on the Closing Date, on each Drawdown Date and on the date of any issuance, extension or renewal of a Letter of Credit as follows:

     (S)7.1.  CORPORATE AUTHORITY.

          (S)7.1.1. INCORPORATION; GOOD STANDING. Each of the Parent, the Borrowers, and the Parent's other Subsidiaries, (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a material adverse effect on the business, assets or financial condition of Borrowers or the Parent, the Borrowers, and the Parent's other Subsidiaries, taken as a whole.

          (S)7.1.2. AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Parent and its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate authority of each of such Persons, (b) have been duly authorized by all necessary corporate proceedings by each of such Persons, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of such Persons is subject or any judgment, order, writ, injunction, license, exemption or permit applicable to any of such Persons or make any such Person ineligible for any beneficial tax treatment or other regulatory or contractual treatment or status which is of material importance to its business or financial status, (d) do not require any waivers, consents or approvals by any of such Person's creditors which have not been obtained, (e) do not require any consents or approvals by any of such Person's shareholders (except such as will be duly obtained on or prior to the Closing Date and will be in full force and effect on and as of such date), and (f) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon any of such Persons.

          (S)7.1.3. ENFORCEABILITY. The execution and delivery of this Agreement and each of the other Loan Documents to which the Parent and its Subsidiaries is or is to become a party will result in valid and legally binding obligations of each of such Persons enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     (S)7.2. GOVERNMENTAL APPROVALS. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Parent and its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not and will not require any approval, consent, order, authorization or license by, filing with, or notice to, any governmental or regulatory agency or authority other than those already obtained or given.

     (S)7.3. TITLE TO PROPERTIES; LEASES. Except as indicated on Schedule 7.3 attached hereto, the Parent and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Parent and its Subsidiaries as at the Balance Sheet Date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, charters, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

     (S)7.4.  FINANCIAL STATEMENTS

          (a) There have been furnished to each of the Banks a consolidated balance sheet of the Parent and its Subsidiaries as at the Balance Sheet Date, and consolidated statements of income and cash flows for the fiscal year then ended, certified by Coopers & Lybrand LLP. Such balance sheet and statements of income and cash flows were prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Parent and its Subsidiaries as of the close of business on the Balance Sheet Date and the results of operations for the fiscal year then ended. There are no liabilities, contingent or otherwise, of the Parent or any of its Subsidiaries, as of the Balance Sheet Date, that would in accordance with generally accepted accounting principles be required to be disclosed on a balance sheet or footnotes thereto, which were not disclosed in such balance sheet and the notes related thereto.

          (b) There have also been furnished to each of the Banks the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at December 31, 1997, and consolidated statements of income and cash flows for the portion of the fiscal year then ended. Such balance sheet and statements of income and cash flows were prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Parent and its Subsidiaries as of the close of business on such date and the results of operations for the portion of the fiscal year then ended. There are no liabilities, contingent or otherwise, of the Parent or any of its Subsidiaries, as of such date, that would in accordance with generally accepted accounting principles be required to be disclosed on a balance sheet or footnotes thereto, which were not disclosed in such balance sheet and the notes related thereto.


     (S)7.5.  NO MATERIAL CHANGES; SOLVENCY.

          (a) Since the Balance Sheet Date there have been no changes in the business or financial condition or results of operations of the Parent and its Subsidiaries which have been, either individually or in the aggregate, materially adverse to the Borrowers or the Parent and its Subsidiaries, taken as a whole.

          (b) Each of the Parent and its Subsidiaries (before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents) (i) is solvent, (ii) has assets having a fair value in excess of its liabilities, (iii) has assets having a fair value in excess of the amount required to pay its liabilities on existing debts as such debts become absolute and matured, and (iv) has, and expects to continue to have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection with the operation of its business as such debts mature.

     (S)7.6. BUSINESS. Each of the Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all leases of real or personal property of which it is lessee, none of which contains any unusual or burdensome provision which will materially adversely affect or impair the operations of such Person and all such leases are valid and subsisting and in full force and effect. Each such Person owns or possesses the right to use all the franchises, rights, licenses, operating rights, patents, trademarks, permits, service marks, trade names, and copyrights necessary for the conduct of its business as conducted and as proposed to be conducted, without any conflict with the rights of others.

     (S)7.7. LITIGATION. There is no restraining order, injunction or pending litigation applicable to the transactions contemplated by this Agreement or the other Loan Documents.

There are no actions, suits, proceedings or investigations of any kind pending or threatened against the Parent or any of its Subsidiaries before any court, arbitrator, tribunal or administrative agency or board that, if adversely determined, would be likely, either in any case or in the aggregate, to materially adversely affect the properties, assets, financial condition, prospects or business of the Parent and its Subsidiaries, taken as a whole, or materially impair the right of any of such Persons to carry on its business substantially as now conducted by it, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Parent and its Subsidiaries, or which question the validity of this Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

     (S)7.8.  INTENTIONALLY OMITTED.

     (S)7.9. COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC. Neither the Parent nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrowers or the Parent and its Subsidiaries, taken as a whole.

     (S)7.10. TAX STATUS. The Parent and its Subsidiaries (a) have made or filed all federal, state or other income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of such Persons know of no basis for any such claim.

     (S)7.11. NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

     (S)7.12. HOLDING COMPANY AND INVESTMENT COMPANY ACTS. Neither the Parent nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

     (S)7.13. ABSENCE OF ENCUMBRANCES, ETC. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Parent or any of its Subsidiaries or rights thereunder.

     (S)7.14. PERFECTION OF SECURITY INTEREST; COLLATERAL. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary under applicable law, to establish and perfect the Agent's security interest in the Collateral. The Collateral and the Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. A Borrower is the owner of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens. All of the Obligations of the Borrowers to the Banks and the Agent under or in respect of the Loan Documents will, at all times from and after the execution and delivery of each of the Security Documents, be entitled to the benefits of and be secured by each of such Security Documents in accordance with the terms hereof and thereof.

     (S)7.15. CERTAIN TRANSACTIONS. Except for arm's length transactions pursuant to which the Parent or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than such Person could obtain from third parties, none of the officers, directors, or employees of the Parent or any of its Subsidiaries is presently a party to any contract, agreement or other arrangement providing for the furnishing of services (other than for services as employees, officers and directors) to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of such Person, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     (S)7.16.  EMPLOYEE BENEFIT PLANS.

          (S)7.16.1. IN GENERAL. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

          (S)7.16.2. TERMINABILITY OF WELFARE PLANS. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of (S)3(1) or (S)3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). Either of the Borrowers or the Parent or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of such Person without liability to any Person.

          (S)7.16.3. GUARANTEED PENSION PLANS; MULTIEMPLOYER PLANS. Neither of the Borrowers, the Parent nor any ERISA Affiliate has sponsored, maintained, made any contributions to or has any liability in respect of any Guaranteed Pension Plan or Multiemployer Plan.

     (S)7.17. REGULATIONS U AND X; USE OF PROCEEDS. The Borrowers will use the proceeds of the Loans solely for working capital and for general corporate purposes. The Borrowers will obtain Letters of Credit solely for general corporate purposes. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224. No portion of the proceeds of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of (a) knowingly purchasing, or providing credit support for the purchase of, Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities, (b) knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period, any Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary, or (c) making, or providing credit support for the making of, payments of principal or interest on Ineligible Securities underwritten or privately placed by a Section 20 Subsidiary and issued by or for the benefit of the Parent or any of its Subsidiaries.

     (S)7.18. ENVIRONMENTAL COMPLIANCE. Each of the Parent and its Subsidiaries has taken all steps reasonably necessary to investigate the past and present condition and usage of the real estate owned or leased by it and the operations conducted thereon and, based upon such diligent investigation, has determined that:

          (a) none of the Parent or its Subsidiaries or any operator of its real estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any statute, regulation, ordinance, order or decree of the United States of America or any state or other jurisdiction thereof, or any other nation or jurisdiction relating to health, safety or the environment, including, without limitation, any international conventions to which their business or assets are subject (hereinafter "Environmental Laws"), which violation could reasonably be expected to have a material adverse effect on the business, assets or financial condition of such Persons, taken as a whole;

          (b) except as set forth on Schedule 7.18 attached hereto, none of the Parent or its Subsidiaries has received notice from any third party including, without limitation any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. (S) 9601(5), any hazardous substances as defined by 42 U.S.C. (S) 9601(14), any pollutant or contaminant as defined by 42 U.S.C. (S)9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental

     Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any of such Persons conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

          (c) except as set forth on Schedule 7.18 attached hereto: (i) no portion of the real estate owned or leased by the Parent or its Subsidiaries and no Vessel has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by such Persons or operators of such Person's properties, no Hazardous Substances have been generated or are being used on the Real Estate or any Vessel except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties (including, without limitation, the Vessels) of any of such Persons which releases could reasonably be expected to have a material adverse effect on the business, assets or financial condition of such Person; (iv) to the best of such Person's knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of such real estate which, through soil or groundwater contamination, may have come to be located on, and which could reasonably be expected to have a material adverse effect on the business, assets or financial condition of such Person; and (v) in addition, any Hazardous Substances that have been generated on any of the real estate have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of such Person's knowledge, operating in material compliance with such permits and applicable Environmental Laws;

          (d) none of the Parent or its Subsidiaries nor any of the real estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby; and

          (e) all of the Vessels comply in all material respects with all applicable international conventions, national, federal, state and other governmental laws and regulations; the rules of the classification societies under which the Vessels are classed and any contractual obligations regarding the prevention of pollution and other marine environmental hazards, including the transportation and management of hazardous substances and waste disposal, and the Parent and its Subsidiaries have made all required payments and contributions to statutory environmental insurance schemes and other environmental insurance schemes applicable to the Parent and its Subsidiaries and customary for the business and operations conducted by them.

     (S)7.19. SUBSIDIARIES. Each Subsidiary (whether direct or indirect) of the Parent is set forth on Schedule 7.19 attached hereto. Except to the extent permitted under (S)9.3(f), neither the Parent nor its Subsidiaries is engaged in any joint venture or partnership with any other Person.

     (S)7.20.  CHIEF EXECUTIVE OFFICE; BOOKS AND RECORDS.

          (a) Each of the Borrowers' and the Parent's chief executive office is at 250 North American Court, Houma, Louisiana 70363, at which location their respective books and records are kept.

          (b) Marine Operators' federal employer identification number is 72-109-6124. Marine Assets' federal employer identification number is 72-125-2404. The Parent's federal employer identification number is 72-125-2405.

     (S)7.21. DISCLOSURE. None of this Agreement, the other Loan Documents or the other information furnished by the Parent or its Subsidiaries to the Agent or the Banks contains any untrue statement of a material fact or omits to state a material fact (known to such Person in the case of any document or information not furnished by it) necessary in order to make the statements herein or therein not misleading. There is no fact known to any such Person which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, exclusive of effects resulting from changes in general economic conditions, the business, assets, financial condition or prospects of such Persons, taken as a whole.

     (S)7.22. FISCAL YEAR. The Parent and each of its Subsidiaries has a fiscal year which is the twelve months ending on December 31 of each year.

     (S)7.23. NO LABOR AGREEMENTS. Except as described on Schedule 7.23, none of the Parent nor any of its Subsidiaries has any labor agreements in effect with any unionized group of employees.

     (S)7.24.  CONCERNING THE VESSELS.

          (a) Schedule 7.24(a) sets forth a true and correct list describing each of the Vessels registered under the laws of the United States of America (the "US Flag Vessels") owned on the Closing Date by either of the Borrowers and correctly sets forth whether each such Vessel is owned by Marine Assets or Marine Operators. Each Vessel has been appropriately registered under the laws of its jurisdiction or registration, including, with respect to each US Flag Vessel, the laws of the United States of America, and as of the Closing Date except as disclosed to the Banks in writing, neither of the Borrowers own any Vessels registered under the laws of the United States of America other than the US Flag Vessels.

          (b) Each Vessel complies with all applicable maritime laws and regulations, including, with respect to each US Flag Vessel, all applicable requirements of the Shipping Act of 1916, as amended and in effect, and all applicable regulations thereunder and all applicable requirements of the maritime laws of the United States of America and all applicable regulations thereunder. Each of the Borrowers and the Parent is a citizen of the United States for purposes of operating each of the US Flag Vessels in the coastwise trade in accordance with Section 2 of the Shipping Act of 1916, as amended and in effect, and the regulations thereunder. Each bareboat or demise charterer of each of the US Flag Vessels operated in the coastwise trade of the United States (i) is a citizen of the United States for purposes of operating and maintaining such US Flag Vessels in the coastwise trade in accordance with Section 2 of the Shipping Act of 1916, as amended and in effect, and the regulations thereunder or (ii) is in compliance with the citizenship requirements set forth in 46 App. U.S.C.A.
     (S)883-1. Each of the US Flag Vessels listed on Schedule 7.24(b) attached hereto is covered by a valid Coast Guard Certificate of Inspection, and
     Schedule 7.24(c) attached hereto lists the load line Certificate or Class of those US Flag Vessels classed by the American Bureau of Shipping (or any other classification society or societies satisfactory to the Agent and the Banks). Each US Flag Vessel operated and maintained as a vessel in the coastwise trade of the United States is so operated in accordance with the Shipping Act of 1916, as amended and in effect, and the regulations thereunder, and all other US Flag Vessels if operated and maintained in the coastwise trade would be eligible to be so operated in accordance with the Shipping Act of 1916, as amended and in effect, and the regulations thereunder.

          (c) Each Vessel subject to a Vessel Mortgage is covered by hull and machinery, protection and indemnity, war risk, loss of earnings and excess liability insurance in accordance with the requirements of such Vessel Mortgage.

     (S)8. AFFIRMATIVE COVENANTS. The Parent and each of the Borrowers jointly and severally covenant and agree that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit hereunder:

     (S)8.1. PUNCTUAL PAYMENT. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the Commitment Fees and all other amounts provided for in this Agreement, all in accordance with the terms of this Agreement, the Notes and the other Loan Documents.

     (S)8.2. MAINTENANCE OF OFFICE. Each of the Borrowers and the Parent will maintain its chief executive office at 250 North American Court, Houma, Louisiana 70363, or at such other place in the United States of America as such Person shall designate upon written notice to the

Agent, where notices, presentations and demands to or upon such Person in respect of the Loan Documents may be given or made.

     (S)8.3. RECORDS AND ACCOUNTS. Each of the Borrowers and the Parent will and the Parent will cause each of its other Subsidiaries to (a) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, contingencies, and other reserves.

     (S)8.4. FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION. The Parent and the Borrowers will deliver to each of the Banks:

          (a) as soon as practicable, but in any event not later than ninety
     (90) days after the end of each fiscal year of the Parent, the consolidated balance sheet of the Parent and its Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification by Coopers & Lybrand LLP or by other independent certified public accountants of recognized national standing, which statements shall include a footnote which identifies any Default or Event of Default;

          (b) as soon as practicable, but in any event not later than forty-five
     (45) days after the end of each of the first three fiscal quarters of the Parent, copies of the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Parent's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officers of each of the Borrowers and the Parent that the information contained in such financial statements fairly presents the financial position of the Parent and its Subsidiaries on the date thereof (subject to year-end adjustments);

          (c) promptly upon the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officers of the Borrowers and the Parent in substantially the form of Exhibit C attached hereto and setting forth in reasonable detail computations (i) calculating the Leverage Ratio for purposes of determining the Applicable Margin and (ii) evidencing compliance with the covenants contained in (S)10 hereof and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

          (d) promptly upon the filing or mailing thereof, copies of all material information of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Parent;

          (e) from time to time such other financial data and information (including accountants' management letters) as the Agent or any Bank may reasonably request; and

          (f) once each calendar year, or more frequently as determined by the Agent or the Majority Banks, upon the request of the Agent or the Majority Banks, the Borrowers will, at their own expense, obtain and deliver to the Agent and the Banks appraisal reports in form and substance and from appraisers satisfactory to the Agent, stating the then current fair market values of all or any portion of the Vessels subject to a Vessel Mortgage, provided, that no more than one such appraisal per calendar year shall be conducted and made at the expense of the Borrowers. The first such appraisal following the Closing Date shall be completed by January 31, 1999. Such appraisal may include an inspection of each such Vessel by marine engineers or other surveyors selected by the Agent in its sole discretion.

     (S)8.5.  Notices.

          (S)8.5.1. DEFAULTS. The Parent and the Borrowers will promptly notify the Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Parent or any of its Subsidiaries is a party or obligor, whether as principal or surety, the Parent and the Borrowers shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default.

          (S)8.5.2. ENVIRONMENTAL EVENTS. The Parent and the Borrowers will promptly give notice to the Agent (a) of any material violation of any Environmental Law that the Parent or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, or any national, federal, state or local environmental agency or board, that has the potential to materially adversely affect the assets, liabilities, financial conditions or operations of the Parent and its Subsidiaries, taken as a whole, or the Agent's security interests pursuant to the Security Documents.

          (S)8.5.3. NOTIFICATION OF CLAIMS AGAINST COLLATERAL. The Parent and the Borrowers will, immediately upon becoming aware thereof, notify the Agent in writing of any setoff, claims, withholdings or other defenses to which any of the Collateral, or the Agent's rights with respect to the Collateral, are subject, involving in any one case an amount of $1,000,000 or more.

          (S)8.5.4. NOTICE OF LITIGATION AND JUDGMENTS. The Parent and the Borrowers will, and the Parent will cause each of its other Subsidiaries to, give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings or any pending litigation and proceedings affecting the Parent or any of its Subsidiaries or to which the Parent or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Parent or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Parent and its Subsidiaries, taken as a whole, and stating the nature and status of such litigation or proceedings. The Parent and the Borrowers will, and the Parent will cause each of its other Subsidiaries to, give notice to the Agent, in writing, in form and detail satisfactory to the Agent, within ten
     (10) days of any judgment not covered by insurance, final or otherwise, against the Parent or any of its Subsidiaries in an amount in excess of $1,000,000.

     (S)8.6. CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. Except as permitted under (S)9.5.1 hereof, the Parent and each of the Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of the Parent's other Subsidiaries. The Parent and each of the Borrowers (a) will cause all of its properties and those of the Parent's other Subsidiaries used or useful in the conduct of its business or the business of such Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Person may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and the Parent will cause each of its other Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this (S)8.6 shall prevent the Parent or any of the Borrowers from discontinuing the operation and maintenance of any of its properties or those of the Parent's other Subsidiaries if such discontinuance is, in the judgment of such Person, desirable in the conduct of its or their business and does not in the aggregate materially adversely affect the business of the Parent and its Subsidiaries on a consolidated basis.

     (S)8.7. INSURANCE. The Parent and each of the Borrowers will, and the Parent will cause each of its other Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Documents.

     (S)8.8. TAXES AND CLAIMS. The Parent and each of the Borrowers will, and the Parent will cause each of its other Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges imposed by jurisdictions other than those in which such Person's business is principally conducted that in the aggregate are not material to the business or assets of the Borrowers on an individual basis or of the Parent and its Subsidiaries on a consolidated basis) imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Person shall have set aside on its books adequate reserves with respect thereto to the extent required in accordance with generally accepted accounting principles; and provided further that the Parent, each of the Borrowers and each other Subsidiary of the Parent will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

     (S)8.9. INSPECTION OF PROPERTIES AND BOOKS, ETC. The Parent and each of the Borrowers shall permit the Banks, through the Agent or any of the Banks' other designated representatives, to visit and inspect any of the properties of the Parent, the Borrowers or any of the Parent's other Subsidiaries to examine the books of account of the Parent and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Parent and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.

     (S)8.10. COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS. The Parent and each of the Borrowers will, and the Parent will cause each of its other Subsidiaries to, comply in all material respects with (a) the applicable laws and regulations wherever its business is conducted or its assets are owned or situated, including all Environmental Laws, (b) the provisions of its charter documents and by-laws, (c) all stock exchange or other applicable regulatory rules, (d) all agreements and instruments by which it or any of its properties may be bound, (e) all applicable decrees, orders, and judgments, and (f) the rules and requirements of any classification society in which any Vessel is classed. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Parent, the Borrower or any of the Parent's other Subsidiaries may fulfill any of its obligations hereunder, the Parent and the Borrower will, or will cause such other Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of such Person to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

     (S)8.11. USE OF PROCEEDS. The Borrowers will use the proceeds of the Loans solely for working capital and for general corporate purposes. The Borrowers will obtain Letters of Credit solely for general corporate purposes.

     (S)8.12. CONCERNING THE VESSELS. Each of the Borrowers shall at all times operate each Vessel in compliance in all respects with all applicable governmental rules, regulations and requirements pertaining to such Vessels (including, without limitation, all requirements of the Shipping Act of 1916, as amended and in effect, applicable to each US Flag Vessel) and, to the extent required to be classed, in compliance in all respects with all rules, regulations and requirements of the applicable classification society. Each of the Borrowers and the Parent shall at all times maintain and shall assure that each demise or bareboat charterer of the US Flag Vessels operated and maintained in the coastwise trade of the United States shall maintain, as required, its citizenship of the United States for purposes of operating each of the US Flag Vessels in the coastwise trade in accordance with Section 2 of the Shipping Act of 1916, as amended and in effect, and the regulations thereunder or the citizenship requirements set forth in 46 App. U.S.C.A. (S)883-1. Upon request of the Agent, the Borrowers shall furnish to the Agent and the Banks the certificate of each classification society covering each of the US Flag Vessels listed on Schedule 7.24(c) attached hereto no later than thirty (30) days after the end of each fiscal year of the Parent. The Borrowers shall keep each Vessel registered under the laws of the United States or other applicable jurisdiction and shall maintain in full force and effect the Coast Guard Certificate of Inspection (or the equivalent for any Vessel registered under the laws of another jurisdiction) of each such Vessel which requires such a certificate and furnish to the Agent copies of all renewals and extensions thereof.

     (S)8.13. FURTHER ASSURANCES. The Parent and the Borrowers will and will cause each of the Parent's other Subsidiaries to cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

     (S)8.14. ADDITIONAL GUARANTORS. The Parent and the Borrowers will cause each Subsidiary acquired or formed after the Closing Date, contemporaneously with such formation or acquisition, to guaranty the Obligations pursuant to a guaranty in form and substance satisfactory to the Agent, which guaranty shall be a Security Document hereunder; provided that the requirements of this (S)8.14 shall not apply to (a) the SWATH Subsidiary and (b) any other Subsidiary formed after the Closing Date to the extent, in each case, that such Subsidiary does not, and is not required pursuant to the terms of the Indentures relating thereto, to guaranty the obligations of the Parent under the Senior Notes.

     (S)9. CERTAIN NEGATIVE COVENANTS. The Parent and each of the Borrowers jointly and severally covenant and agree that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit hereunder:

     (S)9.1. RESTRICTIONS ON INDEBTEDNESS. The Parent and each of the Borrowers will not, and the Parent will not permit any of its other Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

          (a) Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

          (b) Indebtedness of the Borrowers or the Parent or their Subsidiaries in respect of current liabilities incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

          (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of (S)8.8;

          (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which such Person shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

          (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

          (f) Indebtedness existing on the Closing Date of this Agreement and listed and described on Schedule 9.1 hereto and Indebtedness issued to refinance or replace such Indebtedness, provided that (i) the obligor on the Indebtedness so refinanced or replaced is the obligor on such refinancing or replacement Indebtedness, (ii) the aggregate amount of such refinancing or replacement Indebtedness plus the amount of Indebtedness listed on Schedule 9.1 which is still outstanding does not exceed the aggregate principal amount of the Indebtedness set forth on Schedule 9.1 hereto (such principal amount to include commitments under revolving credit facilities), (iii) such refinancing or replacement Indebtedness has a final maturity date no earlier than December 1, 2002, (iv) such Indebtedness is on terms and conditions (including, without limitation, terms relating to interest rate, covenants, defaults, mandatory prepayments and the ability of such Subsidiary to make dividends or loans to the Parent or the Borrowers) not materially more onerous to the Borrower or such Subsidiary than the Indebtedness set forth on Schedule 9.1 hereto, (v) if secured, such Indebtedness is not secured by liens on any assets of the Borrower or such Subsidiary which were not previously subject to liens securing the Indebtedness set forth on Schedule 9.1 hereto; and (vi) after giving effect to the incurrence of such refinancing or replacement Indebtedness no Default or Event of Default shall have occurred and be continuing and the Borrower shall be in compliance with the borrowing limitations set forth in
     (S)2.1;

          (g) (i) Indebtedness incurred after the date hereof in connection with the acquisition or construction (and within 120 days of such acquisition or construction) of any real or personal property by the Parent, the Borrowers or any other Subsidiary of the Parent and Indebtedness assumed in connection with any acquisition (whether of assets or stock) of a business by any of such Persons, including Indebtedness issued to refinance or replace such Indebtedness so long as such refinancing or replacement Indebtedness otherwise complies with the criteria set forth in
     (S)(S)9.1(f)(i), (ii), (iv), (v) and (vi) (without reference to Schedule
     9.1 hereto) and (ii) Capitalized Leases; provided (A) that the aggregate principal amount of all such Indebtedness under this clause (g) shall not exceed $50,000,000 at any time and (B) after giving effect to the incurrence of any such Indebtedness no Default or Event of Default shall have occurred and be continuing and the Borrower shall be in compliance with the borrowing limitations set forth in (S)2.1;

          (h) Indebtedness of a wholly-owned Subsidiary of the Parent or a Borrower owing to the Parent or such Borrower, provided that the Investment corresponding to such Indebtedness is permitted pursuant to (S)9.3(e);

          (i) contingent obligations arising in connection with (i) surety, performance or other similar bonds obtained in the ordinary course of business, consistent with past practices, and (ii) standby letters of credit issued in lieu of such bonds;

          (j) Indebtedness in respect of the Senior Notes and guaranties thereof in an aggregate principal amount not to exceed $280,000,000;

          (k) Indebtedness of the Parent or either of the Borrowers with respect to the SWATH Vessel in an aggregate principal amount not to exceed $10,000,000;

          (l) additional unsecured subordinated Indebtedness in an aggregate principal amount and on terms and conditions (including, without limitation, with respect to tenor, interest rate, and terms of the subordination provisions relating thereto) acceptable to the Agent and the Majority Banks, in their sole discretion;

          (m) additional unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000; and

          (n) Indebtedness of the Parent consisting of guaranties of Indebtedness of Saevik Supply or its Subsidiaries permitted pursuant to
     (S)9.1(f) and (S)9.1(g).

     (S)9.2. RESTRICTIONS ON LIENS. The Parent and each of the Borrowers will not, and the Parent will not permit any of its other Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than sixty (60) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) enter into or permit to remain in effect any agreement by which such Person agrees not to encumber, mortgage, pledge, restrict or grant a security interest in any of its assets, provided that the Parent, each of the Borrowers and any other Subsidiary of the Parent may create or incur or suffer to be created or incurred or to exist any one or more of the following Permitted Liens:

          (i) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies or other Vessel operating expenses in respect of obligations not overdue;

          (ii) deposits or pledges made in connection with, or to secure payment of, payroll taxes, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

          (iii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and performance bonds and other obligations of a similar nature, in each case made or incurred in the ordinary course of business and in respect of obligations which are not overdue;

          (iv) liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by (S)9.1(d) hereof;

          (v) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

          (vi) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which such Person is a party, and other minor liens or encumbrances none of which in the opinion of such Person interferes materially with the use of the property affected in the ordinary conduct of the business of such Person, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Parent and its Subsidiaries on a consolidated basis;

          (vii)   liens outstanding on the Closing Date and listed on Schedule
     9.2 attached hereto and liens securing replacement or refinancing Indebtedness permitted pursuant to (S)9.1(f), provided that (i) such liens do not extend to any property of such Person not previously subject to a lien securing the Indebtedness set forth on Schedule 9.2 hereto; and (ii) after giving effect to incurrence of such lien no Default or Event of Default shall have occurred and be continuing and the Borrower shall be in compliance with the borrowing limitations set forth in (S)2.1;

          (viii) security interests in and mortgages or negative pledges on real or personal property acquired or constructed after the Closing Date and liens on assets acquired subject to such liens or negative pledges, to secure Indebtedness of the type and amount permitted by (S)9.1(g) hereof, incurred or assumed in connection with the acquisition of such property, which security interests, mortgages or negative pledges cover only the real or personal property so acquired (and the accounts, contracts and insurance proceeds associated with such property);

          (ix) liens in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents; and

          (ix) liens on the SWATH Vessel, charters thereof and construction and related agreements with respect thereto, to secure the Indebtedness permitted by (S)9.1(k) hereof.

     (S)9.3. RESTRICTIONS ON INVESTMENTS. The Parent and each of the Borrowers will not, and the Parent will not permit any of its other Subsidiaries to, make or permit to exist or to remain outstanding any Investment except:

          (a) Investments in marketable direct or guaranteed obligations of the United States of America, the Netherlands or Norway that mature within one
     (1) year from the date of purchase by such Person and repurchase agreements relating to the foregoing;

          (b) Investments in demand deposits, certificates of deposit, bankers acceptances and time deposits of commercial banks organized under the laws of any country which is a member of the OECD (having total assets in excess of $1,000,000,000);

          (c) Investments in securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Service, Inc. and not less than "A 1" if rated by Standard and Poor's Ratings Group or similar Dutch or Norwegian securities;

          (d) Investments existing on the Closing Date and listed on Schedule
     9.3 attached hereto;

          (e) (i) Investments by the Parent, a Borrower or a Guarantor in a Borrower or a Guarantor; and (ii) Investments by the Parent or a Borrower in non-Guarantor Subsidiaries; provided that (A) the aggregate amount of all such Investments made pursuant to this (S)9.3(e)(ii) shall not exceed $30,000,000, (B) no Default or Event of Default exists at the time of the making of such Investment or would result therefrom; and (C) the proceeds of such Investment shall be used by such Subsidiary only to repay outstanding Indebtedness owed to third parties not Affiliated with the Parent or any of its Subsidiaries.

          (f) Investments in joint ventures and non-Guarantor Subsidiaries in lines of business related to the Borrowers' business not to exceed $25,000,000 in the aggregate; and

          (g) Investments by the Parent in the Swath Subsidiary in an aggregate amount not to exceed $4,000,000.

     (S)9.4.  DISTRIBUTIONS.   None of the Borrowers nor the Parent will make
any Distributions other than (a) Distributions by the Borrowers to the Parent in an aggregate amount for all Borrowers not to exceed in any one fiscal year of the Borrowers the greater of (i) the sum of (A) the scheduled payments of principal and interest under the Senior Notes for such fiscal year plus (B) the Borrowers' allocable share of income taxes, franchise taxes, professional fees and other operating expenses for such year (it being understood that, with respect to the amount of each Borrower's allocable share of income taxes, such amount shall not exceed the amount of income taxes for which such Borrower would have been liable had the accounts of such Borrower not been consolidated with the accounts of the Parent) and (ii) an amount equal to twenty-five percent (25%) of the net income of the Borrowers for such fiscal year; (b) Distributions by the Borrowers to the Parent in an aggregate amount for all such Distributions made after the Closing Date not to exceed $25,000,000; and (c) Distributions by the Parent in an aggregate amount for all such Distributions made after the Closing Date not to exceed $25,000,000, consisting of the purchase or redemption by the Parent of the capital stock of the Parent; provided that no Distribution (other than Distributions in respect of taxes) shall be made if, after giving effect to such Distribution or such payment of principal or interest under the Senior Notes, a Default or Event of Default shall have occurred and be continuing.

     (S)9.5.  MERGER, CONSOLIDATION AND SALE OF ASSETS.

          (S)9.5.1. MERGERS AND ACQUISITIONS. The Parent and each of the Borrowers will not, and the Parent will not permit any of its other Subsidiaries to, become a party to any merger or consolidation, except so long as no Default or Event of Default then exists or would result therefrom, (i) the merger or consolidation of one or more of the Subsidiaries of the Parent with and into the Parent, (ii) the merger or consolidation of two or more Subsidiaries of the Parent provided, that in the case of the merger of a guarantor Subsidiary with a non-guarantor Subsidiary, the guarantor Subsidiary shall be the surviving corporation in such merger, or (iii) so long as such merger would not otherwise violate this Agreement, the merger of one or more other corporations with and into the Parent, a Borrower or a Subsidiary of a Borrower, provided that in the case of any merger permitted under this (S)9.5.1, if such merger or consolidation involves either of the Borrowers, such Borrower is the surviving corporation. The Parent and each of the Borrowers will not, and the Parent will not permit any of its other Subsidiaries to agree to or effect any asset acquisition of a business which is not engaged primarily in a line of business substantially similar to the business now conducted by the Borrowers.

          (S)9.5.2. DISPOSITION OF ASSETS. The Parent and each of the Borrowers will not, and the Parent will not permit any of its other Subsidiaries to, become a party to or agree to or effect any sale or other disposition of assets, provided, that the Parent, the Borrowers and the Parent's other Subsidiaries may sell or otherwise dispose of any assets so long as:

          (i) immediately prior to and after, and after giving effect to such sale or other disposition, no Default or Event of Default shall then exist;

          (ii) the aggregate net book value of all such assets sold or otherwise disposed of during the period of the four consecutive fiscal quarters most recently ended prior to the date of such sale or disposition shall not exceed an amount equal to five percent (5%) of Consolidated Net Tangible Assets, determined as at the end of the most recently ended fiscal quarter;

          (iii) each such sale is to a third party on an arms length basis for cash in an amount representing fair and reasonable market value therefor; and

          (iv) the Borrowers shall use the net proceeds of such sale or disposition to prepay the principal balance of the Loans, if such disposition of assets would otherwise result in a violation of (S)10.4 hereof.

     (S)9.6. COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as otherwise set forth on Schedule 7.18 attached hereto, the Parent and each of the Borrowers will not, and the Parent will not permit any of its other Subsidiaries to, (a) use any of the real estate or any portion thereof or any Vessel for the handling, processing, storage or disposal of Hazardous Substances, except in accordance in all material respects with applicable Environmental Laws, (b) cause or permit to be located on any of the real estate any underground tank or other underground storage receptacle for Hazardous Substances, except in accordance in all material respects with applicable Environmental Laws, (c) generate any Hazardous Substances on any of the real estate or any Vessel, except in accordance in all material respects with applicable Environmental Laws, (d) conduct any activity at any real estate or use any real estate or any Vessel in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the real estate or on or from such Vessel, except in accordance in all material respects with applicable Environmental Laws, or (e) otherwise conduct any activity at any real estate or on any Vessel or use any real estate or any Vessel in any manner that would violate, in any material respect, any Environmental Law or bring such real estate or Vessel in violation, in a material respect, of any Environmental Law.

     (S)9.7. EMPLOYEE BENEFIT PLANS. None of the Borrowers nor the Parent nor any ERISA Affiliate will:

          (a) engage in any "prohibited transaction" within the meaning of
     (S)406 of ERISA or (S)4975 of the Code which could result in a material liability for the Parent or any of its Subsidiaries; or

          (b) sponsor, maintain, make contributions to or incur liabilities in respect of any Guaranteed Pension Plan or Multiemployer Plan.

     (S)9.8. BUSINESS ACTIVITIES. None of the Borrowers, the Guarantors nor the Parent will engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than business involving the operation, ownership or management of vessels used for transportation or service.

     (S)9.9. CHANGE OF CHIEF EXECUTIVE OFFICE OR CORPORATE NAME. None of the Borrowers, the Guarantors nor the Parent will change its chief executive office, federal employer identification number or registered number (as the case may be) or its corporate name, unless it shall have (a) given the Banks at least 30 days' advance written notice of such change, and (b) filed in all necessary jurisdictions such UCC-3 financing statements or other documents as may be necessary to continue without impairment or interruption the perfection and priority of the liens on the Collateral in favor of the Agent pursuant to the Security Documents.

     (S)9.10. FISCAL YEAR. The Parent and its Subsidiaries will not change the date of the end of its fiscal year from that set forth in (S)7.22 hereof.

     (S)9.11. TRANSACTIONS WITH AFFILIATES. Except as otherwise expressly permitted by the terms hereof, the Parent and each of the Borrowers will not and will not permit any of the Parent's other Subsidiaries to engage in any transaction with any Affiliate on terms more favorable to such Affiliate than would have been obtainable on an arm's-length basis, considered from the perspective of the Parent or such Borrower or Subsidiaries, as the case may be.

     (S)9.12. MODIFICATION OF CERTAIN DOCUMENTS. The Parent and the Borrowers will not and will not permit the Parent's other Subsidiaries to, amend, supplement or waive in any material respect any of the terms or conditions of the Senior Notes as set forth in the forms thereof delivered to the Agent on or prior to the Closing Date.

     (S)9.13. UPSTREAM LIMITATIONS. The Parent and the Borrowers will not, nor will the Parent permit any of its Subsidiaries to, enter into any agreement, contract or arrangement (other than this Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Parent to pay or make dividends or distributions in cash or kind or to make loans or advances; provided that this limitation does not apply (i) to the SWATH Subsidiary, (ii) to other Subsidiaries that are not Restricted Subsidiaries, (iii) to other special purpose non-Guarantor Subsidiaries formed after the date hereof the Investment in which is permitted pursuant to (S)9.3(f), or (iv) to restrictions on dividends or distributions arising from an event of default under an agreement by Saevik Supply or its Subsidiaries governing Indebtedness permitted under
(S)9.1(f) and (S)9.1(g) hereof.

     (S)9.14. INCONSISTENT AGREEMENTS. The Parent and the Borrower will not, nor will the Parent permit any of its Subsidiaries to, enter into any contract, arrangement or agreement containing any provision which would be violated or breached by the performance by the Parent, the Borrowers or any of the Parent's other Subsidiaries of its obligations hereunder, under any of the Loan Documents.

     (S)10.  FINANCIAL COVENANTS.

     (S)10.1. DEBT SERVICE COVERAGE RATIO. The Parent and the Borrowers will not permit the Debt Service Coverage Ratio, determined at the end of each fiscal quarter of the Parent, commencing with the fiscal quarter ending March 31, 1998, to be less than 1.35:1 for the fiscal quarter ending March 31, 1998 and 1.5:1 for each fiscal quarter thereafter.

     (S)10.2. LEVERAGE RATIO. The Parent and the Borrowers will not, permit the Leverage Ratio, determined as at the end of each fiscal quarter of the Parent, to be more than 3.5 to 1.0.

     (S)10.3. FUNDED DEBT TO NET WORTH. The Parent and the Borrowers will not, at any time, permit the ratio of the consolidated Funded Debt of the Parent and its Subsidiaries to the consolidated Net Worth of the Parent and its Subsidiaries to exceed 2.0 to 1.

     (S)10.4. MINIMUM MORTGAGED VESSEL VALUE. The Parent and the Borrowers will not, at any time, permit the appraised fair market value of the Vessels subject to a first priority preferred mortgage in favor of the Agent, for the benefit of the Banks and the Agent, pursuant to the Security Documents (as stated in the most current appraisals delivered to the Agent pursuant to
(S)8.4(h) hereof) to be less than 140% of the sum of (i) the Outstanding Loans, plus (ii) the Maximum Drawing Amount, plus (iii) all Unpaid Reimbursement Obligations.

     (S)11. CLOSING CONDITIONS. The obligations of the Banks to amend and restate the Existing Credit Agreement and to convert the loans outstanding under the Existing Credit Agreement into Loans and the letters of credit outstanding under the Existing Credit Agreement into Letters of Credit hereunder and to make the initial Loans hereunder and of the Agent to issue the initial Letter of Credit hereunder shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

     (S)11.1. DELIVERY OF DOCUMENTS. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

     (S)11.2. CERTIFIED COPIES OF CORPORATE DOCUMENTS. Each of the Banks shall have received from the Parent, each of the Borrowers and each of the Guarantors a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date (or certifying that there have been no changes to such documents from the copies thereof delivered to the Banks and the Agent in connection with the closing of the Existing Credit Agreement).

     (S)11.3. CORPORATE ACTION. All corporate action necessary for the valid execution, delivery and performance by the Parent, each of the Borrowers and each of the Guarantors of this Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

     (S)11.4. INCUMBENCY CERTIFICATE. Each of the Banks shall have received from the Parent, each of the Borrowers and each of the Guarantors an incumbency certificate, dated as of the

Closing Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized
(a) to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party; (b) in the case of each of the Borrowers, to make Loan Requests; and (c) to give notices and to take other action on such Person's behalf under the Loan Documents.

     (S)11.5. VALIDITY OF LIENS. The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in the Collateral. The US Vessel Mortgage shall constitute a first preferred mortgage as defined in 46 U.S.C. (S)31322. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to perfect, protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

     (S)11.6. PERFECTION CERTIFICATES AND LIEN SEARCH RESULTS. The Agent shall have received from each of the Borrowers a completed and fully executed Perfection Certificate and the results of UCC and other lien searches with respect to its Collateral, indicating no encumbrances other than Permitted Liens and otherwise in form and substance satisfactory to the Agent; provided that the requirements of this (S)11.6 may be satisfied by receipt by the Agent of such lien search results no later than 30 days after the Closing Date.

     (S)11.7. CERTIFICATES OF INSURANCE. The Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Documents and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer) showing the Agent as additional insured or loss payee, as applicable.

     (S)11.8. FINANCIAL CONDITION. The Banks shall have received the financial statements referred to in (S)7.4 hereof, and the Banks shall be satisfied that such financial statements fairly present the business and financial condition of the Parent and its Subsidiaries as of the dates thereof and for the periods then ended.

     (S)11.9. SOLVENCY CERTIFICATE. Each of the Banks shall have received an officer's certificate from each of the Parent, the Borrowers and the Guarantors dated as of the Closing Date as to the solvency of such Person following the consummation of the transactions contemplated hereby, which such certificates shall be in form and substance satisfactory to the Banks.

     (S)11.10. OPINIONS OF COUNSEL. Each of the Banks and the Agent shall have received a favorable opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from: Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to the Parent and the Borrowers.

     (S)11.11. PAYMENT OF FEES AND EXPENSES. The Borrowers shall have paid to the Agent for the accounts of the Banks, the Closing Fees pursuant to (S)5.1 hereof, all fees and expenses of the Agent's special counsel through the Closing Date, and all other amounts to be paid pursuant to (S)16 as accrued through the Closing Date. The Borrowers shall have paid all interest, commitment fees and any other fees and expenses in respect of the Existing Credit Agreement through the Closing Date, calculated as of the Closing Date (pro-rated in the case of any fractional periods).

     (S)11.12. BORROWING NOTICE. The Borrowers shall have delivered to the Agent a Loan Request with respect to any Loan requested to be made on the Closing Date.

     (S)11.13. APPRAISALS OF VESSELS, CLASS CONFIRMATIONS. The Agent shall have received from marine surveyors satisfactory to the Agent a market value appraisal of each of the Vessels owned by the Borrowers subject to a Vessel Mortgage . Such appraisals shall be satisfactory to the Agent in all respects. The Agent shall have received a certificate from the classification society with respect to each such Vessel, issued as of a recent date and indicating that such Vessel is in compliance with the requirements of applicable law for use as intended.

     (S)12. CONDITIONS TO ALL BORROWINGS. Each Banks' obligation to make any Loan and of the Agent to issue, extend or renew any Letters of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

     (S)12.1. REPRESENTATIONS TRUE; NO EVENT OF DEFAULT. Each of the representations and warranties of the Parent and its Subsidiaries contained in this Agreement, the other Loan Documents, or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

     (S)12.2. NO LEGAL IMPEDIMENT. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan. It shall not be unlawful for the Agent, with respect to any request relating to the issuance, extension or renewal of a Letter of Credit, to issue, extend, or renew, or for any Bank to participate in the issuance, extension or renewal of, such Letter of Credit.

     (S)12.3. GOVERNMENTAL REGULATION. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

     (S)12.4. PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident hereto and thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

     (S)13.  EVENTS OF DEFAULT; ACCELERATION; ETC.

     (S)13.1. EVENTS OF DEFAULT AND ACCELERATION. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

          (a) the Borrowers shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

          (b) the Borrowers shall fail to pay any interest on the Loans, the Commitment Fee, any Letter of Credit Fee or other sums due hereunder or under any of the other Loan Documents owing by the Borrowers, within three
     (3) days of when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

          (c) (i) the Borrowers or the Parent shall fail to comply with any of the covenants contained in (S)(S)8.4, 8.5, the first sentence of 8.6 or 9 hereof, or (ii) the Borrowers or the Parent shall fail to comply with any of the covenants contained in (S)10 hereof and such failure continues for fourteen (14) days;

          (d) the Borrowers or the Parent or any Guarantor shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this (S)13.1) for thirty (30) days after written notice of such failure has been given to the Parent by the Agent;

          (e) any representation or warranty of the Parent, either Borrower or any Guarantor in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

          (f) the Parent, the Borrowers, any Guarantor or any of the Parent's other Subsidiaries (other than Subsidiaries which are not Restricted Subsidiaries) shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money in excess of $1,000,000 or credit received or in respect of any Capitalized Leases, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money in excess of $1,000,000 or credit received or in respect of any Capitalized Leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

          (g) the Parent, the Borrowers or any of the Parent's other Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any such Person or of any substantial part of the assets of any such Person or shall commence any case or other proceeding relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any such Person and such Person shall indicate its approval thereof, consent thereto or acquiescence therein;

          (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Parent, the Borrowers or any of the Parent's other Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

          (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Parent, the Borrowers or any of the Parent's other Subsidiaries that, with other outstanding final judgments, undischarged, against such Persons exceeds in the aggregate $1,000,000;

          (j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Parent, the Borrowers or any of the Parent's other Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

          (k) the Parent, the Borrowers or any of the Parent's other Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business;

          (l) there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen
     (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Parent, the Borrowers or any of the Parent's other Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Parent and its Subsidiaries, taken as a whole;

          (m) the Parent, the Borrowers or any of the Parent's other Subsidiaries shall be indicted for a national or federal crime, a punishment for which could include the forfeiture of any assets of any such Person having a fair market value in excess of $500,000;

          (n) any person or group of persons (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, but excluding persons who are employees of the Parent or a Subsidiary of the Parent) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the outstanding shares of common stock of the Parent; or, during any period of twelve consecutive calendar months, individuals who were directors of the Parent on the first day of such period shall cease to constitute a majority of the board of directors of the Parent;

          (o) if the Parent shall at any time, legally or beneficially own less than 100% of the shares of the voting common stock of each of the Borrowers;

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in (S)(S)13.1(g), 13.1(h) or 13.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

     (S)13.2. TERMINATION OF COMMITMENTS. If any one or more of the Events of Default specified in (S)13.1(g), (S)13.1(h) or (S)13.1(j) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations, if any, to make Loans to the Borrowers and the Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or any date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Agent may and upon the request of the Majority Banks, shall, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans and the Agent shall be relieved of all further obligations, if any, to issue, extend or renew Letters of Credit. If any such notice is given to the Borrowers the Agent will forthwith furnish a copy thereof to each of the Banks. No termination of the credit hereunder shall relieve either of the Borrowers of any of the Obligations or any of their existing obligations to any of the Banks arising under any other agreements or instruments.

     (S)13.3. REMEDIES. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to (S)13.1 hereof, each Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

     (S)13.4. DISTRIBUTION OF COLLATERAL PROCEEDS. Subject to the limitations set forth in the proviso of Section 6 hereof, in the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

          (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Agreement or any of the other Loan Documents or in respect of the Collateral (including, without limitation, the protection, insurance, repair, costs of preparing for sale and sale of any Collateral) and to support the provision of adequate indemnity to the Agent against all taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

          (b) Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, that (i) distributions in respect of such Obligations shall be made pari passu among Obligations with respect to the Agent's fee payable pursuant to the Fee Letter and all other Obligations, (ii) Obligations owing to the Banks with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among the Banks, pro rata and (iii) the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

          (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to (S)9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

          (d) Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

     (S)14. SETOFF. Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrowers and any securities or other property of the Borrowers in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrowers to such Bank, other than Indebtedness evidenced by the Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (b) if such Bank shall receive from either of the Borrowers, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Bank by proceedings against such Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

     (S)15.  THE AGENT.

     (S)15.1. AUTHORIZATION. The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Agreement or any of the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks. As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent. The Agent is hereby authorized and empowered to release Collateral without the consent of the Banks upon the sale of such Collateral pursuant to (S)9.5.2 hereof.

     (S)15.2. EMPLOYEES AND AGENTS. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers.

     (S)15.3. NO LIABILITY. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

     (S)15.4. NO REPRESENTATIONS. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at anytime constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Parent, the Borrowers or the Guarantors, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Obligations or the Notes or to inspect any of the properties, books or records of the Parent or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Parent, any of the Borrowers, any Guarantor or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit-worthiness or financial condition of the Parent, any of the Borrowers or any of the Parent's other Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

     (S)15.5.  PAYMENTS.

          (S)15.5.1. PAYMENTS TO AGENT. A payment by any of the Borrowers or any Guarantor to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank its pro rata share of payments received by the Agent, except as otherwise expressly provided herein or in any of the other Loan Documents.

          (S)15.5.2. DISTRIBUTION BY AGENT. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

          (S)15.5.3. DELINQUENT BANKS. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of (S)14 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Bank hereby authorizes the Agent to distribute such payments to such nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of such nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

     (S)15.6. HOLDERS OF NOTES. The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder.

     (S)15.7. INDEMNITY. The Banks hereby ratably agree to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrowers as required by (S)16), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

     (S)15.8. AGENT AS BANK. In its individual capacity, BankBoston shall have the same obligations and the same rights, powers and privileges in respect to its Commitments and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

     (S)15.9.  RESIGNATION.  The Agent may resign at any time by giving sixty
(60) days' prior written notice thereof to the Banks and the Borrowers. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrowers. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Ratings Group. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations, if any, hereunder. After any retiring Agent's resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     (S)15.10. NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this (S)15.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

     (S)15.11. DUTIES IN THE CASE OF ENFORCEMENT. In case one or more Events of Default has occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (i) so requested by the Majority Banks and (ii) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Majority Banks may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Banks hereby ratably agreeing to indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

     (S)16.  EXPENSES.  The Borrowers hereby jointly and severally agree to pay
(a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's net income) on or with respect to the transactions contemplated by this Agreement (the Borrowers hereby jointly and severally agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's special counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder and the termination hereof, (d) except as otherwise specified herein, the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all engineering and appraisal charges, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Parent, any of the Borrowers, any of the Guarantors or any of the Parent's other Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Parent, any of the Borrowers, any of the Guarantors or any of the Parent's other Subsidiaries under the Loan Documents or in connection with the transactions contemplated hereby and (f) all reasonable fees, expenses and disbursements of any Bank or the Agent incurred in connection with UCC or other lien searches, UCC filings or registration of any other Security Documents, vessel mortgage recordings, or mortgage recordings. The covenants of this (S)16 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

     (S)17. INDEMNIFICATION. The Borrowers jointly and severally agree to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby, including, without limitation,
(a) any actual or proposed use by the Borrowers, the Parent or any of the Parent's other Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Parent or any of the Borrowers or any of the Parent's other Subsidiaries comprised in the Collateral, (c) the Borrowers entering into or performing this Agreement or any of the other Loan Documents or (d) with respect to the Parent and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrowers hereby jointly and severally agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers under this (S)17 are unenforceable for any reason, the Borrowers hereby jointly and severally agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The obligations of the Borrowers under this (S)17 shall be "Obligations" hereunder. The covenants contained in this (S)17 shall survive payment of satisfaction in full of all other Obligations.

     (S)18. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Parent, any of the Borrowers or any of the Guarantors pursuant to this Agreement shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit, or any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Parent, any of the Borrowers or any of the Guarantors pursuant to this Agreement or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

     (S)19.  ASSIGNMENT AND PARTICIPATION.

     (S)19.1. CONDITIONS TO ASSIGNMENT BY BANKS. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of Loans owing to it and the Note held by it and its participating interest in the risk relating to any Letters of Credit; provided that (a) each of the Agent and, unless a Default or an Event of Default shall have occurred and be continuing, the Borrowers shall have given its prior written consent to such assignment, which consent will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations with respect to the Loans under this Agreement, (c) each assignment shall be in a minimum amount of $5,000,000 or a larger integral multiple of $1,000,000 (or less, if such assignment would be all of such Bank's interests, rights and obligations in respect of its Loans), and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in (S)19.3, be released from its obligations under this Agreement.

     (S)19.2. CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage; (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent, any of the Borrowers, any of the Guarantors or any of the Parent's other Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Parent, any of the Borrowers, any of the Guarantors and the Parent's other Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in (S)7.4 and (S)8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank; (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and (i) such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees, if any, in respect of outstanding Letters of Credit and with respect to its pro rata share of Commitment Fees.

     (S)19.3. REGISTER. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of (a) the names and addresses of the Banks, (b) the Commitment Percentages of the Banks from time to time, (c) the principal amount of the Loans owing to the Banks from time to time, and (d) the Letter of Credit Participations purchased by the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $3,500, as to which payment the Borrowers shall have no responsibility.

     (S)19.4. NEW NOTES. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this (S)19.4, the Borrowers shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Notes shall be cancelled and returned to the Borrowers.

     (S)19.5. PARTICIPATIONS. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of $2,000,000 or a larger integral multiple of $1,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrowers and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any Commitment Fee or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

     (S)19.6. DISCLOSURE. The Parent and the Borrowers agree that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

     (S)19.7. ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWER. If any assignee Bank is an Affiliate of the Parent or any of its Subsidiaries, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to (S)13.1 or
(S)13.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is either of the Borrowers or an Affiliate of the Parent or any of its Subsidiaries, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to (S)13.1 or (S)13.2 to the extent that such participation is beneficially owned by either of the Borrowers or any Affiliate of either of the Borrowers, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

     (S)19.8. MISCELLANEOUS ASSIGNMENT PROVISIONS. Any assigning Bank shall retain its rights to be indemnified pursuant to (S)17 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrowers and the Agent certification as to its exemption from deduction or withholding of any

United States federal income taxes. Anything contained in this (S)19 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under (S)4 of the Federal Reserve Act, 12 U.S.C. (S)341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

     (S)19.9. ASSIGNMENT BY BORROWERS. The Borrowers shall not assign or transfer any of their rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

     (S)20. NOTICES, ETC. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

          (a) if to the Parent or any of the Borrowers, at Trico Marine Services, Inc., 2401 Fountainview, Suite 626, Houston, Texas 77057,
     Attention: President, or at such other address for notice as the Parent and the Borrowers shall last have furnished in writing to the Person giving the notice, with a copy to Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., Place St. Charles, 201 St. Charles Avenue, New Orleans, Louisiana 70170, Attention: William B. Masters, Esq.;

          (b) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Daniel O'Connor, Managing Director, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

          (c) if to any Bank, at such Bank's address set forth on Schedule 1.1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and
(ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

     (S)21. GOVERNING LAW. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER SEAL UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO

CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWERS AND THE PARENT AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH BORROWER OR THE PARENT BY MAIL AT THE ADDRESS SPECIFIED IN (S)20. EACH OF THE BORROWERS AND THE PARENT HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

     (S)22. HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

     (S)23. COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

     (S)24. ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in (S)26.

     (S)25. WAIVER OF JURY TRIAL. The Parent and each of the Borrowers hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Except as prohibited by law, the Parent and each of the Borrowers hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Parent and each of the Borrowers (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that each of the Agent and the Banks have been induced to enter into this Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

     (S)26. CONSENTS, AMENDMENTS, WAIVERS, ETC. Except as otherwise expressly provided in this Agreement, any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended with, but only with, the written consent of the Parent, the Borrowers and the Majority Banks, and any consent or approval required or permitted by this Agreement to be given by one or more or all of the Banks may be given, and the performance or observance by the Parent and the Borrowers of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks. Notwithstanding the foregoing, (i) the amount of the respective Loans, the rate of interest on the Notes (other than interest accruing pursuant to (S)5.8 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the term of, and scheduled payments on, the Notes, the amount of the Commitments of the Banks, and the rate of the Commitment Fee and the Letter of Credit Fees hereunder may not be changed without the written consent of the Parent, the Borrowers and the written consent of each Bank affected thereby; (ii) the definitions of Majority Banks and of Commitment Percentage and this (S)26 may not be amended without the written consent of all of the Banks; (iii) no Collateral may be released without the written consent of all of the Banks if, after giving effect to such release, the Parent and the Borrowers would not be in compliance with (S)10.4 hereof; and (iv) the amount of the Letter of Credit Fees payable for the Agent's account, (S)3 and (S)15 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Parent, the Borrowers or any Guarantor shall entitle the Parent, the Borrowers or any Guarantor to other or further notice or demand in similar or other circumstances.

     (S)27. SEVERABILITY. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

     (S)28.  PARI PASSU TREATMENT.

       (a) Notwithstanding anything to the contrary set forth herein, each payment or prepayment of principal and interest received after the occurrence of an Event of Default hereunder shall be distributed pari passu among the Banks, in accordance with the aggregate outstanding principal amount of the Obligations owing to each Bank (including its Letter of Credit Participations and any Reimbursement Obligations owing to it) divided by the aggregate outstanding principal amount of all Obligations (including any Obligations not then due and payable).

       (b) Following the occurrence and during the continuance of any Event of Default, each Bank agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrowers (pursuant to (S)14 or otherwise), including a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of the Notes, Loans and other Obligations held by it as a result of which the unpaid principal portion of the Notes and the Obligations held by it shall be proportionately less than the unpaid principal portion of the Notes and Obligations held by any other Bank, it shall be deemed to have simultaneously purchased from such other Bank a participation in the Notes and Obligations held by such other Bank, so that the aggregate unpaid principal amount of the Notes, Obligations and participations in Notes and Obligations held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of the Notes and Obligations then outstanding as the principal amount of the Notes and other Obligations held by it prior to such exercise of banker's lien, setoff or counterclaim was to the principal amount of all Notes and other Obligations outstanding prior to such exercise of banker's lien, setoff or counterclaim; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this (S)28 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest.

       (c) Following the occurrence and during the continuance of any Event of Default, each Bank agrees that it shall be deemed to have, automatically upon the occurrence of such Event of Default, purchased from each other Bank a participation in the risk associated with the Notes and Obligations held by such other Bank, so that the aggregate principal amount of the Notes and Obligations held by each Bank shall be equivalent to such Bank's Commitment Percentage as at the date of such Event of Default. Upon demand by the Agent, made at the request of the Majority Banks, each Bank that has purchased such participation shall pay the amount of such participation to one or more Bank(s) whose outstanding Loans and Letter of Credit Participations exceed their respective Commitment Percentages as at such date.

       (d) The Borrowers expressly consent to the foregoing arrangements and agree that any Person holding such a participation in the Notes and the Obligations deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Person as fully as if such Person had made a Loan directly to the Borrowers in the amount of such participation.

     (S)29. TRANSITIONAL ARRANGEMENTS. On the Closing Date the Existing Credit Agreement shall be amended and restated as set forth in this Agreement and the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents, the "Loans" as defined in Existing Credit Agreement shall be converted to Loans hereunder and the "Letters of Credit" as defined in the Existing Credit Agreement shall be converted to Letters of Credit hereunder, without constituting a novation or discharge thereof. All interest, fees and expenses, if any, owing or accrued under or in respect of the Existing Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro-rated in the case of any fractional periods), and shall be paid on the Closing Date. The Existing Banks agree to the collateral release of the "Vanuatu Vessel Mortgage," the "Parent Pledge Agreements," the "Dutch Guaranty," the "Dutch Pledge Agreement," the "Marine Assets Guaranty" and the "Marine Operators Guaranty," as those terms are defined in the

Existing Credit Agreement. The Existing Banks also agree to the partial release of certain Vessels subject to the "US Vessel Mortgage," as such term is defined in the Existing Credit Agreement.

     (S)30.  TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

     (S)30.1 SHARING OF INFORMATION WITH SECTION 20 SUBSIDIARY. The Parent and the Borrowers acknowledge that from time to time financial advisory, investment banking and other services may be offered or provided to the Parent and/or the Borrowers or one or more of the Parent's other Subsidiaries, in connection with this Agreement or otherwise, by a Section 20 Subsidiary. Each of the Parent and the Borrowers, for itself and each of the Parent's other Subsidiaries, hereby authorizes (a) such Section 20 Subsidiary to share with the Agent and each Bank any information delivered to such Section 20 Subsidiary by the Parent or the Borrowers or any of the Parent's other Subsidiaries, and (b) the Agent and each Bank to share with such Section 20 Subsidiary any information delivered to the Agent or such Bank by the Parent or the Borrowers or any of the Parent's other Subsidiaries pursuant to this Agreement, or in connection with the decision of such Bank to enter into this Agreement; it being understood, in each case, that any such Section 20 Subsidiary receiving such information shall be bound by the confidentiality provisions of this Agreement. Such authorization shall survive the payment and satisfaction in full of all of Obligations.

     (S)30.2 CONFIDENTIALITY. Each of the Banks and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Parent, the Borrowers or any of the Parent's other Subsidiaries pursuant to this Agreement that is identified by such Person as being confidential at the time the same is delivered to the Banks or the Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this (S)30, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Banks or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Bank or the Agent, or to auditors or accountants, (e) to the Agent, any Bank or any Section 20 Subsidiary, (f) in connection with any litigation to which any one or more of the Banks, the Agent or any Section 20 Subsidiary is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Subsidiary or affiliate of such Bank as provided in (S)30.1 or (h) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant agrees to be bound by the provisions of (S)19.6 and this (S)30.2.

     (S)30.3 PRIOR NOTIFICATION. Unless specifically prohibited by applicable law or court order, each of the Banks and the Agent shall, prior to disclosure thereof, notify the Parent and the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or pursuant to legal process.

     (S)30.4 OTHER. In no event shall any Bank or the Agent be obligated or required to return any materials furnished to it or any Section 20 Subsidiary by the Parent, the Borrower or any of the Parent's other Subsidiaries. The obligations of each Bank under this (S)30 shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Bank.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.


                              TRICO MARINE OPERATORS, INC.


                              By:____________________________________
                                Name:
                                Title:

                              TRICO MARINE ASSETS, INC.


                              By:____________________________________
                                Name:
                                Title:

                              TRICO MARINE SERVICES, INC.


                              By:____________________________________
                                Name:
                                Title:

                              BANKBOSTON, N.A. individually and
                               as Agent


                              By:____________________________________
                                Name:
                                Title:

                              BNY FINANCIAL CORPORATION


                              By:____________________________________
                                Name:
                                Title:

                              BANK OF SCOTLAND


                              By:____________________________________
                                Name:
                                Title:

                              CHRISTIANIA BANK OG KREDITKASSE ASA, NEW YORK
                              BRANCH


                              By:____________________________________
                                Name:
                                Title:

                              CORESTATES BANK, N.A.


                              By:____________________________________
                                Name:
                                Title:

                              CREDIT LYONNAIS NEW YORK BRANCH


                              By:____________________________________
                                Name:
                                Title:

                              FIRST NATIONAL BANK OF COMMERCE


                              By:____________________________________
                                Name:
                                Title:

                              THE FUJI BANK, LIMITED


                              By:____________________________________
                                Name:
                                Title:

                              HIBERNIA NATIONAL BANK


                              By:____________________________________
                                Name:
                                Title:

                              MEESPIERSON CAPITAL CORP.


                              By:____________________________________
                                Name:
                                Title:

                              WELLS FARGO BANK (TEXAS) NATIONAL ASSOCIATION


                              By:____________________________________
                                Name:
                                Title: